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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Hillenbrand Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HILLENBRAND INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING

To Be Held February 12, 2004

     The annual meeting of shareholders of Hillenbrand Industries, Inc., an Indiana corporation, 700 State Route 46 East, Batesville, Indiana 47006-8835, will be held at the offices of Batesville Casket Company, Inc., One Batesville Boulevard, Batesville, Indiana 47006-7798, on Thursday, February 12, 2004, at 10:00 a.m., local time (Eastern Standard Time), for the following purposes:

(1)	To elect four members to the Board of Directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of Hillenbrand Industries, Inc.; and

(3)	To transact such other business as may properly come before the meeting and any adjournment of the meeting.

     The Board of Directors has fixed the close of business on December 17, 2003, as the record date for determining which shareholders are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Patrick D. de Maynadier Secretary

December 31, 2003

VOTING
ELECTION OF DIRECTORS
ABOUT THE BOARD OF DIRECTORS (INCLUDING DIRECTOR COMPENSATION)
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE’S REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPANY STOCK PERFORMANCE
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
FOR FISCAL YEARS ENDED NOVEMBER 1998 THRU 2001; THE 10
MONTH PERIOD ENDED SEPTEMBER 2002 &
FISCAL YEAR ENDED SEPTEMBER 30, 2003
AMONG HILLENBRAND, S&P 500 INDEX
AND S&P 500 HEALTH CARE EQUIPMENT
BASE = NOVEMBER 1998
AUDIT COMMITTEE’S REPORT
RATIFICATION OF APPOINTMENT OF AUDITORS
COST OF SOLICITATION
SHAREHOLDER PROPOSALS
INCORPORATION BY REFERENCE
HILLENBRAND INDUSTRIES, INC. CORPORATE GOVERNANCE STANDARDS FOR BOARD OF DIRECTORS
HILLENBRAND INDUSTRIES, INC. AUDIT COMMITTEE CHARTER

-i-

HILLENBRAND INDUSTRIES, INC.

PROXY STATEMENT

     This proxy statement relates to the solicitation by the Board of Directors of Hillenbrand Industries, Inc. (the “Company”), 700 State Route 46 East, Batesville, Indiana 47006-8835, telephone (812) 934-7000, of proxies for use at the annual meeting of the Company’s shareholders to be held at the offices of Batesville Casket Company, Inc., One Batesville Boulevard, Batesville, Indiana 47006-7798, on Thursday, February 12, 2004, at 10:00 a.m., local time (Eastern Standard Time), and at any adjournments of the meeting. This proxy statement and the enclosed form of proxy were mailed initially to shareholders on or about December 31, 2003. All shares represented by these proxies will be voted at this meeting in accordance with instructions given by shareholders. Where no instructions are given the shares will be voted (1) in favor of the election of the Board of Directors’ nominees for four directors; (2) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company; and (3) in the discretion of the proxy holder upon such other business as may properly come before the meeting.

     The purpose of the annual meeting is to vote upon the matters set forth above. The Board of Directors is not aware of any other business that may come before the meeting.

VOTING

     The close of business on December 17, 2003, has been fixed as the record date for determining which shareholders are entitled to notice of and to vote at the annual meeting. On December 17, 2003, there were 61,881,663 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote with respect to every matter submitted to a vote at the meeting. Votes cast by proxy, whether by proxy card, telephone or the Internet, or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting. If you submit your proxy by telephone or via the Internet, you should not return your proxy card. Instructions for submitting proxies by telephone or the Internet are set forth on the enclosed proxy card. If you choose to submit your proxy by mail, please sign, date and return the proxy card in the envelope provided. A proxy may be revoked at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy by telephone, Internet or mail. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

     Votes Necessary to Adopt Proposals. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at a meeting at which a quorum is present. Ratification of the appointment of the auditors and any other matter that comes before the meeting will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

     A majority of the shares issued and outstanding constitutes a quorum. Under Indiana law, once a share is represented for any purpose at a meeting it is deemed present for quorum purposes for the remainder of the meeting. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for one or more of the director nominees will result in fewer votes being cast with respect to a particular issue or nominee. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular matter because the broker does not have discretionary voting power for that matter and has not received instructions from the beneficial owner. In the absence of such instructions, brokers have discretionary voting power for matters such as the election of directors and the ratification of auditors but not for certain other matters.

ELECTION OF DIRECTORS

     The Articles of Incorporation and the Code of By-laws of the Company provide that members of the Board of Directors shall be classified with respect to the terms that they shall serve by dividing them into three classes that are as nearly equal in number of members as possible. Directors in each class are elected for a three-year term unless they resign or retire earlier. The Board assigns new directors elected by the Board to a class until the first annual meeting after their election.

     Effective December 4, 2003, Daniel A. Hillenbrand resigned from the Board of Directors but retained the honorary title of Chairman Emeritus (see “About the Board of Directors — Chairman Emeritus of the Board of Directors”, below). Also on December 4, 2003, the Board of Directors increased the size of the Board of Directors from nine members to ten members, with the new position being added to Class III. On the same day, the Board of Directors elected Anne Griswold Peirce to fill the vacancy created in Class II by the resignation of Daniel A. Hillenbrand and elected Joanne C. Smith to fill the newly created Class III position until the upcoming annual meeting. As of the date of this proxy statement, therefore, Classes I and II consist of three members each and Class III consists of four members.

     At the upcoming annual meeting, the shareholders will elect three members of the Board of Directors in Class II to serve three-year terms expiring at the 2007 annual meeting. Shareholders also will elect one member of the Board of Directors in Class III, representing the Class III position added by the Board of Directors on December 4, 2003, to serve a one-year term expiring at the 2005 annual meeting. The remaining three directors in Class III and the three directors in Class I were each previously elected to serve three-year terms expiring at the 2005 and 2006 annual meetings, respectively.

     John C. Hancock, currently a Class III director, has notified the Board of his intention to resign from the Board of Directors on or before March 1, 2004. The Board of Directors does not intend to nominate or elect a director to fill the Class III vacancy created by Mr. Hancock’s resignation and will reduce the size of the Board of Directors to nine members to eliminate the Class III position held by Mr. Hancock effective on the date of Mr. Hancock’s resignation.

     We wish to thank Daniel A. Hillenbrand for his over fifty-six years of outstanding contributions to the Company and John C. Hancock for twenty-four years of loyal and distinguished service to our Board of Directors.

     Unless authority is withheld, all shares represented by proxies submitted pursuant to this solicitation will be voted in favor of electing as directors the nominees listed below for the terms indicated. If any of these nominees should be unable to serve, shares represented by proxies may be voted for a substitute nominee selected by the Board of Directors, or the Board of Directors may amend the Code of By-laws of the Company to reduce the number of directors.

     The Board of Directors recommends that shareholders vote FOR the election to the Board of Directors of each of the nominees named below.

NOMINEES:

CLASS II

Nominees to be elected to serve three-year terms expiring at the 2007 annual meeting:

				Shares(1)
				Beneficially
			Served As A	Owned As Of		Percent of Total
Name	Age	Principal Occupation	Director Since	December 17, 2003		Shares Outstanding

Ray J. Hillenbrand	69	Chairman of the Board of the Company	1970	2,028,582	(2)(3)	3.3%

Anne Griswold Peirce	52	Associate Dean for Academic Affairs and Associate Professor of Clinical Nursing at Columbia University School of Nursing	2003	0		0%

Peter H. Soderberg	57	President and Chief Executive Officer of Welch Allyn, Inc.	2002	8,500		(4)

CLASS III

Nominee to be elected to serve a one-year term expiring at the 2005 annual meeting:

				Shares(1)
				Beneficially
			Served As A	Owned As Of		Percent of Total
Name	Age	Principal Occupation	Director Since	December 17, 2003		Shares Outstanding

Joanne C. Smith	42	Senior Vice President of Strategy and Business Development of the Rehabilitation Institute of Chicago	2003	0		0%

CONTINUING DIRECTORS:

CLASS III

Serving three-year terms expiring at the 2005 annual meeting:

				Shares(1)
				Beneficially
			Served As A	Owned As Of		Percent of Total
Name	Age	Principal Occupation	Director Since	December 17, 2003		Shares Outstanding

John C. Hancock	74	Consultant	1980	48,326	(5)(6)	(4)

John A. Hillenbrand II	72	Personal Investments	1981(7)	1,079,495	(2)(8)	1.7%

Frederick W. Rockwood	56	President and Chief Executive Officer of the Company	1999	315,292	(5)	(4)

CLASS I

Serving three-year terms expiring at the 2006 annual meeting:

				Shares(1)
			Served As A	Beneficially Owned As Of		Percent of Total
Name	Age	Principal Occupation	Director Since	December 17, 2003		Shares Outstanding

Rolf A. Classon	58	Chairman of Bayer HealthCare AG	2002	9,000		(4)

Charles E. Golden	57	Executive Vice President and Chief Financial Officer of Eli Lilly and Company	2002	8,569	(5)	(4)

W August Hillenbrand	63	Retired Chief Executive Officer of the Company	1972	3,483,903	(2)(5)(9)	5.6%

     STOCK OWNERSHIP OF OTHER NAMED EXECUTIVE OFFICERS:

			Shares(1)
			Beneficially Owned As Of		Percent of Total
Name	Age	Principal Occupation	December 17, 2003		Shares Outstanding

Scott K. Sorensen	42	Vice President and Chief Financial Officer(10)	75,012		(4)

Patrick D. de Maynadier	43	Vice President, General Counsel and Secretary(11)	17,367		(4)

Kenneth A. Camp	58	President and Chief Executive Officer, Batesville Casket Company, Inc.(12)	82,818	(5)	(4)

R. Ernest Waaser	47	President and Chief Executive Officer, Hill-Rom Company, Inc.(13)	40,735	(5)	(4)

All directors and executive officers of the Company as a group, consisting of 19 persons.			7,354,548	(3)(5)(6)(8)(9)	11.7%

(1)	The Company’s only class of equity securities outstanding is common stock without par value. The Company is not aware of any person, other than members of the Hillenbrand family as indicated herein, beneficially owning more than five percent (5%) of the Company’s common stock. These share figures include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 17, 2003: W August Hillenbrand, 222,000 shares; John C. Hancock, 24,000 shares; John A. Hillenbrand II, 24,000 shares; Rolf A. Classon, 8,000 shares; Charles E. Golden, 8,000 shares; Peter H. Soderberg, 8,000 shares; Frederick W. Rockwood, 261,668 shares; Ray J. Hillenbrand, 30,000 shares; Scott K. Sorensen, 71,669 shares; Patrick D. de Maynadier, 16,667 shares; Kenneth A. Camp, 74,334 shares; R. Ernest Waaser, 34,668 shares; and all directors and executive officers as a group, 912,543 shares. Except as otherwise indicated in these footnotes, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	John A. Hillenbrand II and Ray J. Hillenbrand are brothers, and they are cousins of W August Hillenbrand.

(3)	Includes 800,000 shares held of record by a trust, of which Ray J. Hillenbrand is trustee; 68,975 shares held of record by a charitable foundation, of which Mr. Hillenbrand is a trustee; and 1,008,317 shares held of record by family partnerships for the benefit of other members of his immediate family. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(4)	Ownership of less than one percent (1%) of the total shares outstanding.

(5)	These share figures include vested deferred fees and/or compensation in the form of deferred or restricted shares of common stock held on the books and records of the Company in the following amounts: W August Hillenbrand, 168,195 shares; John C. Hancock, 15,926 shares; Charles E. Golden, 569 shares; Frederick W.

Rockwood, 17,287 shares; Kenneth A. Camp, 1,576 shares; R. Ernest Waaser, 2,873 shares; and all directors and executive officers as a group, 222,944 shares.

(6)	Includes 8,400 shares held by Mr. Hancock as trustee of a trust for which Betty J. Hancock serves as co-trustee, with whom Mr. Hancock shares voting and investment power over these shares.

(7)	John A. Hillenbrand II previously served as a Director of the Company from 1972 to 1979.

(8)	Includes 17,240 shares held of record by John A. Hillenbrand II’s wife, Joan L. Hillenbrand; and an aggregate of 586,250 shares held of record by trusts for the benefit of his children and grandchildren, by a family partnership and by a family corporation. Mr. Hillenbrand disclaims beneficial ownership of these shares.

(9)	Includes 275,289 shares owned of record and beneficially by W August Hillenbrand’s wife, Nancy K. Hillenbrand; 2,450,410 shares owned of record, or which may be acquired within sixty days, by trusts, of which W August Hillenbrand is trustee or co-trustee; 49,776 shares held of record by a charitable trust, of which Mr. Hillenbrand is a co-trustee; and 302,575 shares held by a limited partnership, of which Mr. Hillenbrand is a limited partner. Mr. Hillenbrand disclaims beneficial ownership of these shares. Mr. Hillenbrand’s address is the address of the Company’s principal executive offices.

(10)	Mr. Sorensen was elected Vice President and Chief Financial Officer of the Company on March 1, 2001.

(11)	Mr. de Maynadier was elected Vice President, General Counsel and Secretary effective January 28, 2002.

(12)	Mr. Camp was elected President and Chief Executive Officer of Batesville Casket Company, Inc., a subsidiary of the Company, on May 1, 2001. He was also elected as a Vice President of the Company on October 8, 2001. Prior to his election to these positions, Mr. Camp has held various other positions within Hillenbrand Industries, Inc. and its subsidiary Batesville Casket Company, Inc.

(13)	Mr. Waaser was elected President and Chief Executive Officer of Hill-Rom Company, Inc., a subsidiary of the Company, on January 22, 2001. He was also elected as a Vice President of the Company on October 8, 2001.

     Ray J. Hillenbrand was first named as Chairman of the Board of the Company on January 17, 2001. He has been engaged in the management of personal and family investments for much of his career. Mr. Hillenbrand was employed by and active in the management of the Company prior to his resignation as an officer in 1977.

     Anne Griswold Peirce, R.N., Ph.D. has been the Associate Dean for Academic Affairs and Associate Professor of Clinical Nursing at the Columbia University School of Nursing since September, 2002. From 1996 through June 2002, Dr. Peirce was a Dean and Professor of Nursing and the Director of Nursing Research at the University of Mississippi Medical Center. During her career, Dr. Peirce has held management and academics positions with various medical institutions, colleges and universities, including the Columbia University School of Nursing. Dr. Peirce has also authored numerous journal articles and textbook chapters related to the field of nursing. She also serves on the editorial board of the journal of Nursing Measurement.

     Peter H. Soderberg is President and Chief Executive Officer of Welch Allyn, Inc., Skaneateles Falls, N.Y. Welch Allyn, Inc. is a privately held global technology company with units that manufacture innovative medical diagnostic equipment, patient monitoring systems and miniature precision lamps. Appointed to his current position in 2000, Mr. Soderberg was previously group vice president and chief operating officer. His prior experience includes 23 years at Johnson & Johnson where he served in a variety of operations, marketing and management positions in four of its over-the-counter and professional product companies. Most recently, he was president of Johnson & Johnson Health Management, a Johnson & Johnson portfolio company. His career also includes roles as president and chief executive officer of an industrial technology company and the founder and president of a venture capital business. He is on the board of directors of Wilson Greatbatch Technologies, Inc., the Advanced Medical Technology Association (AdvaMed) and the Health Industry Distributors Association Foundation and serves as vice chairman of the board of the Syracuse Symphony Orchestra and vice chairman of the Metropolitan Development Authority of Central New York.

     Joanne C. Smith, M.D. has been the Senior Vice President, Corporate Strategy and Business Development for the Rehabilitation Institute of Chicago since April 2002. Since 1992 she has been an attending physician at the same institution. From 1997 through April 2002, Dr. Smith was the Senior Vice President and Chief Operating Officer of the Corporate Partnership Division of the Rehabilitation Institute of Chicago and from 1992 to 1997 she held various management positions there. She also serves on the boards of directors of AptarGroup, Inc., a leading supplier of personal care, cosmetics, pharmaceutical, food and beverage dispensing systems, and the AON Memorial Education Fund, a fund dedicated to supporting the educational needs of the children who suffered the loss of a parent in the World Trade Center attack.

     Dr. John C. Hancock, who holds a Ph.D. in Electrical Engineering, is a consultant. Until 1988, he was Executive Vice President for Corporate Development and Technology of United Telecommunications, Inc. (Sprint).

     John A. Hillenbrand II has managed personal and family investments since 1979. He is also Vice Chairman of Able Body Corporation, a manufacturer of truck bodies, and Nambé Mills, Inc., a producer of handcrafted alloy items for cooking, serving and decorating, and Vice Chairman of Pri-Pak, Inc., a provider of packaging for energy drinks and spirits. Mr. Hillenbrand was employed by and active in the management of the Company prior to his resignation as an officer in 1979.

     Frederick W. Rockwood was elected Chief Executive Officer and President of the Company on December 3, 2000 after being President since December 6, 1999. The Company has employed him since 1977. Previous positions held within the Company include President and Chief Executive Officer of Hillenbrand Funeral Services Group, Inc. from 1997 to 1999, President and Chief Executive Officer of Forethought Financial Services, Inc. from 1985 to 1997, and Senior Vice President of Corporate Planning and Director of Corporate Strategy. He has also been a management consultant with Bain and Company and Boston Consulting Group. He is a member of the Board of Directors of AdvaMed.

     Rolf A. Classon was named as Vice Chairman of the Board on December 4, 2003. He has been Chairman of Bayer HealthCare AG, a subsidiary of Bayer AG, since October 2002. Previously, he had been president of Bayer’s Diagnostic Division and head of Bayer’s Worldwide Business Group — Diagnostics since 1995. Bayer is an international research-based company active in life sciences, polymers and chemicals. A native of Sweden, Mr. Classon joined Bayer’s Miles Diagnostics business in 1991 as executive vice president, worldwide marketing, sales and service. He also served as senior vice president, sales and service for Diagnostics with Miles Inc. beginning in 1992. During his career, Mr. Classon has held management positions with Pharmacia AB, Sweden; Swedish Match Group; and Asbjorn Habberstad AB. Prior to joining Bayer, he was president and chief operating officer of Pharmacia Biosystems AB. Mr. Classon currently serves on the board of Enzon Pharmaceuticals, Inc. and is a member of the AdvaMed.

     Charles E. Golden is Executive Vice President and Chief Financial Officer for Eli Lilly and Company, Indianapolis, Indiana, a global provider of pharmaceutical products and health care information. He joined Eli Lilly in his current position and as a member of its board of directors in 1996. Prior to joining Eli Lilly, Mr. Golden served as a corporate vice president of General Motors and chairman of General Motors’ vehicle operations in the United Kingdom from 1993 to 1996. He joined General Motors as part of its treasurer’s office in 1970 and subsequently held positions in domestic and international operations, ultimately becoming treasurer of GM. He is a member of the National Advisory Board of J.P. Morgan Chase & Co., and The Council of

Financial Executives of the Conference Board. He also serves on the boards of directors of Clarian Health Partners (as chairman), Crossroads of America Council (Boy Scouts of America) (as President), and the Indiana Chamber of Commerce.

     W August Hillenbrand served as Chief Executive Officer of the Company from 1989 until 2000. Mr. Hillenbrand also served as President of the Company from 1981 until 1999. Prior to his retirement in December 2000, Mr. Hillenbrand had been employed by the Company throughout his business career. Mr. Hillenbrand is the Chief Executive Officer of Hillenbrand Capital Partners, an unaffiliated family investment partnership. He is also a director of DPL Inc. of Dayton, Ohio, Minster Machine Company of Minster, Ohio, and Pella Corporation of Pella, Iowa.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, its executive officers and any person holding more than ten percent of the Company’s common stock are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock of the Company. The Company is required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2003. Based solely on a review of filings furnished to the Company and other information from reporting persons, the Company believes that all of these filing requirements were satisfied by its directors, executive officers and ten percent beneficial owners except that each of Kenneth A. Camp, Stephen R. Lang, Patrick D. de Maynadier, Catherine Greany, Gregory N. Miller, David L. Robertson, Frederick W. Rockwood, Scott K. Sorensen and R. Ernest Waaser filed one late report for one transaction (that is, stock option grants) in December 2002, shortly after the adoption of the new Section 16 rules requiring that reports for such grants be filed within two business days after the grant instead of the previously permitted forty-five days after the end of the fiscal year. Stephen R. Lang filed one additional late report for one transaction shortly after the adoption of the new Section 16 rules and two dividends in connection therewith, and John A. Hillenbrand II filed one late report for one transaction.

ABOUT THE BOARD OF DIRECTORS
(INCLUDING DIRECTOR COMPENSATION)

     The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

Board’s Role in Strategic Planning

     The Board of Directors has the legal responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s four standing committees, the Board is fully involved in the Company’s strategic planning process.

     Each year, typically in the spring, summer and fall, senior management sets aside specific periods to develop, discuss and refine the Company’s long-range operating plan and overall corporate strategy. Specific operating priorities are developed to effectuate the Company’s long-range plan. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the insights and conclusions reached at its meetings with the Board over the course of several Board meetings and seeks approval of the overall corporate strategy and long-range operating plan at Board meetings that usually occur in the summer and fall. These meeting are focused on corporate strategy and involve both management presentations and input from the Board regarding the assumptions, priorities and objectives that will form the basis for management’s strategies and operating plans.

     At subsequent Board meetings, the Board continues to substantively review the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations.

     In addition, Board meetings held throughout the year target specific strategies (for example, the Company’s healthcare acquisition roadmap and new product development) and critical areas (for example, U.S. healthcare reimbursement issues) for extended, focused Board input and discussion.

     The role that the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these processes, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Functioning of the Board

     The Chairman of the Board, Chief Executive Officer and Secretary set the agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the Chief Executive Officer for review and/or decision. For example, the Board reviews the annual corporate budget. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with the chair of that committee. Any member of the Board may request that an item be included on the agenda. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at the meeting.

     At the invitation of the Board, members of senior management invited by the Board attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company’s operations. In addition, Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate in their discretion, the Board and its committees may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its shareholders.

     The chairs of the committees of the Board each preside over the portion of the meetings at which the principal items to be considered are within the scope of the authority of his or her committee. The chair of each committee determines the frequency, length and agenda of meetings of that committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

     Executive sessions or meetings of outside Directors without management present are held regularly after Board and committee meetings. The Chairman of the Board generally presides at executive sessions of non-management directors, except that the chairs of the committees of the Board preside at executive sessions of non-management directors held following meetings of their committees or at which the principal items to be considered are within the scope or authority of their committees.

Communications with Directors

     In order to provide the Company’s security holders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to Directors, which the Company anticipates will be in place beginning in January 2004.

•	Security holders of the Company and other interested persons may communicate with the chairmen of the Company’s Nominating/Corporate Governance Committee, Audit Committee or Compensation and Management Development Committee or with the non-management directors of the Company as a group by sending an email to investors@hillenbrand.com. The email should specify which of the foregoing is the intended recipient.

•	All communications received in accordance with these procedures will be reviewed initially by the Company’s Investor Relations Department. The Investor Relations Department will relay all such communications to the appropriate director or directors unless the Investor Relations Department determines that the communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

•	The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s Investor Relations Department and only in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

•	The Company’s Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

•	The Nominating/Corporate Governance Committee of the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

     The Company has not established a formal policy regarding director attendance at its annual meetings of shareholders, but the Company’s directors generally do attend the annual meetings. The Chairman of the Board presides at the annual meeting of shareholders, and the Board of Directors holds one of its regular meetings in conjunction with the annual meeting of shareholders. Accordingly, unless one or more members of the Board are unable to attend, all members of the Board are present for the annual meeting. All members of the Board at the time of the Company’s 2003 annual meeting of shareholders attended that meeting.

Other Corporate Governance Matters

     Both the Board of Directors and management of the Company firmly embrace good and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage. With that commitment, the Company began its efforts to improve the operation and processes of its Board of Directors significantly in advance of recent corporate governance developments. Director compensation has always comprised cash and stock based compensation. A non-Chief Executive Officer director has held the position of Chairman of the Board since April 1989. In early 2001, efforts to modify the composition of the Board began, with an emphasis on independence and the mix of characteristics, experiences and diverse perspectives and skills most appropriate for the Company. The Board has established position specifications, including performance criteria, for itself, the Chairman of the Board, the Vice Chairman of the Board and the Chief Executive Officer, and, since May 2002, as part of the planned transition of the membership of our Board, the Company has welcomed to the board five new independent directors who are proven leaders with significant experience in the health care industry. May 2002 marked the first time in Company history that non-Hillenbrand family directors outnumbered family members on the Board. Moreover, since September 2002, the Board of Directors of the Company has taken additional measures to ensure continued high standards for corporate governance. Specifically, the Board has taken the following actions, among others:

•	The Board approved Corporate Governance Standards for the Board of Directors in September 2002 and has revised these Standards on several occasions, most recently in December 2003, as warranted by changes in New York Stock Exchange governance standards and other developments. Among other matters, these Standards:

•	confirm that the Board of Directors has established standing committees, each with a charter approved by the Board, to address certain key areas. These committees are the Audit Committee, Finance Committee, Compensation and Management Development Committee and Nominating/Corporate Governance Committee;

•	provide that, from and after the Company’s 2004 annual meeting of shareholders, at least a majority of the directors of the Company shall be independent;

•	provide for an annual determination by the Board of Directors regarding the independence of each director;

•	provide that the Audit Committee, Nominating/Corporate Governance Committee and Compensation and Management Development Committee will consist entirely of independent directors;

•	provide for an annual assessment by the Nominating/Corporate Governance Committee of the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, including a review of the mix of skills, core competencies and qualifications of members of the Board, which should reflect expertise in one or more of the following areas: accounting and finance, healthcare, international business, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development and executive compensation; and

•	provide that the non-management directors regularly shall conduct executive sessions without participation by any employees of the Company.

The full text of the Corporate Governance Standards as approved and revised by the Board of Directors is attached to this proxy statement as Appendix A.

•	The Board determined the independence of each of the Company’s directors based on the standards set forth in the Corporate Governance Standards described above and elected only independent directors as members of the Audit Committee, Nominating/Corporate Governance Committee and Compensation and Management Development Committee. See “Determinations with Respect to Independence of Directors” below.

•	On December 3, 2003 the Nominating/Corporate Governance Committee of the Board completed a formal evaluation of the effectiveness of the Board as a whole as well as the effectiveness of the individual directors and the Board’s various Committees, including a review of the mix of skills, core competencies and qualifications of members of the Board and on December 4, 2004 the Nominating/Corporate Governance Committee of the Board reviewed a summary of its findings with the Board and commenced the process of setting Board, Board committee and individual director goals for 2004.

•	In September 2002, the Board overhauled its committee structure by:

•	creating the Nominating/Corporate Governance Committee and approving a written charter for this committee;

•	renaming its Compensation Committee as the Compensation and Management Development Committee and approving a revised written charter for this committee;

•	approving a revised written charter for the Audit Committee; and

•	suspending operations of the Executive Committee of the Board of Directors.

The Board has since adopted revised the charters for each of its committees as warranted by changes in NYSE listing standards, SEC rules and other developments.

•	The Board approved a revised Code of Ethical Business Conduct covering, among other matters, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of the Company’s assets, fair dealing, compliance with laws, including insider trading laws, accuracy and reliability of the Company’s books and records and reporting of illegal or unethical behavior. This Code applies to all directors, officers and other employees of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Company’s Code of Ethical Business Conduct constitutes a “code of ethics” within the meaning of Item 406 of the Securities and Exchange Commission’s Regulation S-K.

•	All employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, are required to abide by the Code of Ethical Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. All members of the Board of Directors and all officers of the Company and its subsidiaries have read and certified their compliance with the Code without exception.

•	Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethical Business Conduct. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place.

•	Directors may not be given personal loans or extensions of credit by the Company, and all Directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

•	The Board approved a policy mandating that the Company’s outside independent auditors not perform any prohibited non-audit services under the Sarbanes-Oxley Act of 2002 and the related SEC rules. In addition, the Audit Committee approved a policy requiring that all services from the outside independent auditors must be pre-approved by the Audit Committee or its delegate (Chairperson).

•	The Board adopted stock ownership guidelines for the Company’s Directors and executive officers. In general, these standards require that non-employee Directors must hold restricted stock granted to them until six months after they cease to be directors and that executive officers of the Company must achieve and maintain a minimum level of stock ownership. The stock ownership guidelines are included in the Corporate Governance Standards attached as Appendix A.

     Consistent with the Company’s commitment to corporate governance, the Board and management believe that the foregoing measures and others that have been taken place the Company in compliance with listing requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission. Copies of the Company’s Corporate Governance Standards, Code of Ethical Business Conduct and Board committee charters are filed or incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended September 30, 2003 and are available on the Company’s website at www.hillenbrand.com. Also available on the Company’s website are position specifications adopted by the Board for the positions of Chief Executive Officer, Chairman of the Board of Directors, Vice Chairman of the Board of Directors, and other members of the Board of Directors.

Determinations with Respect to Independence of Directors

     As noted above, the Corporate Governance Standards adopted by the Board of Directors require the Board of Directors to make an annual determination regarding the independence of each of the Company’s directors and provide standards for making these determinations which are consistent with the listing standards of the New York Stock Exchange. The Board made these determinations for each member of the Board in December 2003, based on an annual evaluation performed by and recommendations made by the Nominating/Corporate Governance Committee.

     As set forth in the Company’s Corporate Governance Standards, a director will be independent only if the Board of Directors determines, based on a consideration of all relevant facts and circumstances, that the director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In assessing the materiality of a director’s relationship with the Company and each director’s independence, the Board must consider the issue of materiality not only from the standpoint of the director but also from that of the persons or organizations with which the director has an affiliation. Material relationships can include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In assessing a director’s independence, the Board shall also consider the director’s ownership, or affiliation with the owner, of less than a controlling amount of voting securities of the Company. The Board cannot conclude that a director is independent in the following circumstances:

•	A director who is or was an employee, or whose immediate family member is or was an executive officer, of the Company may not be considered independent until three years after the end of such employment relationship.

•	A director who receives or received, or whose immediate family member receives or received, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be considered independent until three years after he or she ceased to receive more than $100,000 per year in such compensation.

•	A director who is or was affiliated with or employed by, or whose immediate family member is or was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company may not be considered independent until three years after the end of the affiliation or the employment or auditing relationship.

•	A director who is or was employed, or whose immediate family member is or was employed, as an executive officer of another company where any of the Company’s present executives serves or served on that company’s compensation committee may not be considered independent until three years after the end of such service or the employment relationship.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds or exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues, may not be considered independent until three years after falling below such threshold.

•	A director who owns, or is affiliated with the owner of, a controlling amount of voting stock of the Company may not be considered independent.

     To assist in the Board’s determinations, each director completed materials designed to identify any relationships that could affect the director’s independence, and the General Counsel and Secretary of the Company conducted follow up interviews with certain of the directors. On the basis of these materials and the standards described above, the Board determined that each of Rolf A. Classon, Charles E. Golden, Ray J. Hillenbrand, Anne Griswold Peirce, Joanne C. Smith, and Peter H. Soderberg is independent. With respect to each of Messrs. Classon and Soderberg and Ms. Peirce, the Board determined that they were independent because no relationship was identified that would automatically bar them from being characterized as independent, no other relationship between any of them and the Company or any of its subsidiaries, whether or not material, was identified and none of them beneficially owns more than 1% of the Company’s outstanding common stock.

     With respect to Charles E. Golden, the Board considered the fact that Mr. Golden is the Chairman of the Board of Directors of Clarian Health Partners, which purchased and rented approximately $3 million, $5 million and $4 million of products from the Company in the fiscal years 2001, 2002 and 2003, respectively. In determining that this relationship was not material, the Board considered that Mr. Golden is not an executive officer of Clarian Health Partners and that the amount of products purchased and rented from the Company by Clarian Heath Partners in the last three years have been substantially below 2% of the consolidated gross revenues of Clarian Health Partners in those years.

     With respect to Ray J. Hillenbrand, the Board examined the following relationships involving Mr. Hillenbrand, which constituted all of the relationships involving Mr. Hillenbrand that were identified to the Board:

•	Mr. Hillenbrand’s use prior to 2001 of Company aircraft without charge. In evaluating this relationship, the Board considered that, in 2002, Mr. Hillenbrand reimbursed the Company for his use of Company aircraft in 2001 and agreed to reimburse the Company for such costs in future periods. Based on these cost reimbursements, and the fact that Mr. Hillenbrand did not use Company aircraft for personal purposes during 2003, the Board determined that the use of the aircraft was not material to either Mr. Hillenbrand or the Company.

•	Mr. Hillenbrand’s service, prior to August 2002, as an officer and trustee of the John A. Hillenbrand Foundation, a charitable foundation to which the Company contributed $150,000 in 2001 and $500,000 in 2002 and 2003 respectively. In evaluating this relationship, the Board considered that, in August 2002, Mr. Hillenbrand resigned from all positions with this foundation. On this basis, the Board determined that this relationship was not material to either Mr. Hillenbrand or the Company.

•	Mr. Hillenbrand’s beneficial ownership of approximately 3.3% of the Company’s outstanding Common Stock. The Board determined that this ownership did not constitute a controlling interest in the Company.

•	The fact that the Board determined that Mr. Hillenbrand’s brother, John A. Hillenbrand II, who is also a Board member, is not independent under the standards described above. The Board determined that Mr. Hillenbrand had exercised in the past and could be expected to exercise in the future business judgment independent from John A. Hillenbrand II. The Board also considered that its determination that John A. Hillenbrand II was not independent was based on a consideration by the Board of all the facts and circumstances and not because a finding of independence was automatically barred under NYSE listing standards.

     With respect to Joanne C. Smith, the Board considered the fact that the Rehabilitation Institute of Chicago, of which Ms. Smith serves as Senior Vice President of Strategy and Business Development, has purchased approximately $58,000, $61,000 and $280,000 of products from the Company in fiscal years 2001, 2002 and 2003 respectively. In evaluating this relationship, the Board considered that the amount of purchases by the Rehabilitation Institute of Chicago in the last three years constituted less than one-quarter of one percent of the gross revenues of the Rehabilitation Institute of Chicago in those years and that Ms. Smith has no authority with respect to the purchasing decisions of the Rehabilitation Institute of Chicago. On the basis of these factors, the Board determined that this relationship was not material.

     The Board concluded that, based on all of the relevant facts and circumstances, none of these relationships constituted a material relationship with the Company that represents a potential conflict of interest or otherwise interferes with the exercise by any of these directors of his or her independent judgment from management and the Company.

     Also on the basis of the standards described above and the materials submitted by the directors, the Board determined that none of Frederick W. Rockwood, W August Hillenbrand, John A. Hillenbrand II and John C. Hancock meets the standards for independence. Accordingly, none of these non-independent directors serves on the Audit, Compensation and Management Development or Nominating/Corporate Governance Committees of the Board of Directors.

Meetings and Committees of the Board of Directors

     It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly owned Company. Currently these committees are the Compensation and Management Development Committee, Finance Committee, Audit Committee and Nominating/Corporate Governance Committee, each of which has a written charter adopted by the Board of Directors. The members and chairs of these committees are recommended to the Board by the Nominating/Corporate Governance Committee. The Audit Committee, Compensation and Management Development Committee and Nominating/Corporate Governance Committee are made up of only independent directors. The current charter for each of the Board’s standing committees is available on the Company’s website at www.hillenbrand.com.

     In furtherance of its policy of having major decisions made by the Board as a whole, the Company has an orientation and continuing education process for Board members that includes extensive materials, meetings with key management and visits to Company facilities and industry events.

     During the fiscal year ended September 30, 2003, the Board of Directors of the Company held five meetings. During this period, no member of the Board of Directors attended fewer than 75% of the aggregate of the number of meetings of the full Board of Directors and the number of meetings of the committees on which he served.

     The Finance Committee assists the Board of Directors in matters related to the capital structure of the Company and is responsible for overseeing the investment of the Company’s assets pending utilization in the Company’s operations. Effective December 4, 2003, the Finance Committee of the Board of Directors consists of W August Hillenbrand, John A. Hillenbrand II (Chairman), and Anne Griswold Peirce. Prior to December 4, 2003 and at all times during the fiscal year ended September 30, 2003, the Finance Committee consisted of Charles E. Golden, W August Hillenbrand, Frederick W. Rockwood, John A. Hillenbrand II (Chairman) and Daniel A Hillenbrand. During the fiscal year ended September 30, 2003, the Finance Committee held five meetings.

     The Audit Committee has general oversight responsibilities with respect to the Company’s financial reporting and financial controls. It annually reviews the Company’s financial reporting process, its system of internal controls regarding accounting, legal and regulatory compliance and ethics that management or the Board has established and the internal and external audit processes of the Company. Effective December 4, 2003, the Audit Committee consists of Charles E. Golden (Chairman), Ray J. Hillenbrand and Joanne C. Smith. Prior to December 4, 2003 and at all times during the fiscal year ended September 30, 2003, the Audit Committee consisted of Charles E. Golden (Chairman), Rolf A. Classon, Ray J. Hillenbrand and Peter H. Soderberg. During the fiscal year ended September 30, 2003, the Audit Committee held eleven meetings. Each member of the Audit Committee is independent under Rule 10A-3 of the Securities and Exchange Commission and NYSE listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter. The Board interprets “financial literacy” to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by the Company, as the case may be, in the normal course of its business. The Board of Directors has determined that each of Charles E. Golden and Ray J. Hillenbrand is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission.

     The Compensation and Management Development Committee assists the Board in ensuring that the officers and key management of the Company are effectively compensated in terms of salaries, supplemental compensation and other benefits that are internally equitable and externally competitive. The Committee is also responsible for assessing annually the adequacy and suitability of the compensation package for members of the Board of Directors and for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of the Company. Effective December 4, 2003, the Compensation and Management Development Committee consists of Rolf A. Classon (Chairman), Anne Griswold Peirce and Peter H. Soderberg. Prior to December 4, 2003 and at all times during the fiscal year ended September 30, 2003, the Compensation and Management Development Committee consisted of Rolf A. Classon (Chairman), Ray J. Hillenbrand and Peter H. Soderberg. During the fiscal year ended September 30, 2003, the Compensation and Management Development Committee held seven meetings. Each member of the Compensation and Management Development Committee is independent as defined by the New York Stock Exchange listing standards.

     Effective December 4, 2003, the Nominating/Corporate Governance Committee consists of Ray J. Hillenbrand (Chairman), Rolf A. Classon, Charles E. Golden, Joanne C. Smith and Peter H. Soderberg. Prior to December 4, 2003 and at all times during the fiscal year ended September 30, 2003, the Nominating/Corporate Governance Committee consisted of Rolf A. Classon, Charles E. Golden, Ray J. Hillenbrand (Chairman) and Peter H. Soderberg. The Nominating/Corporate Governance Committee held six meetings during the fiscal year ended September 30, 2003. Each member of the Nominating/Corporate Governance Committee is independent as defined by the New York Stock Exchange listing standards.

     The charter for the Nominating/Corporate Governance Committee of the Board of Directors provides that the primary function of this Committee is to assist the Board of Directors in ensuring that the Company is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent as soon as practicable and from time to time in accordance with New York Stock Exchange and other regulations and identifying candidates for the Board of Directors. The charter provides that this Committee must consist of at least three members of the Board of Directors all of whom are independent. The charter provides that, to fulfill its duties and responsibilities, the Committee must:

•	Review from time to time and, if appropriate, recommend changes to the Board to the corporate governance standards for Board of Directors of the Company and its committees, including committee charters;

•	Review from time to time, and, if appropriate, make changes to the statement setting forth the responsibilities of directors and the qualifications for new nominees for election to the Board;

•	Review from time to time, and, if appropriate, make changes to the statement setting forth the responsibilities of and the qualifications for the Chairman of the Board and the Vice Chairman of the Board;

•	Annually assess the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, including a review of the mix of skills, core competencies and qualifications of members of the Board, which should reflect expertise in one or more of the following areas: accounting and finance, healthcare, international business, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation;

•	If deemed necessary, select and retain an executive search firm to identify qualified candidates to serve as members of the Board, considering effectiveness, responsiveness and other relevant factors, and approve the fees and other compensation to be paid to the executive search firm;

•	Review the performance of the executive search firm and approve any proposed discharge of the executive search firm when circumstances warrant;

•	Select and recommend to the Board director nominees for election at each annual meeting of shareholders, as well as director nominees to fill vacancies arising between annual meetings of shareholders;

•	When deemed necessary or appropriate, make recommendations to the Board regarding the appointment or replacement of the Chairman of the Board and the Vice Chairman of the Board;

•	Determine requirements for, and means of, director orientation and training; and

•	Review the charter for the Committee and assess the performance of the members of the Committee at least annually and recommend updates and changes to the Board as conditions warrant.

     The Board of Directors has adopted position specifications applicable to members of the Board of Directors, and nominees for the Board of Directors recommended by the Nominating/Corporate Governance Committee must meet the qualifications set forth in these position specifications. The specifications provide that a candidate for director should:

•	Have a reputation for industry, integrity, honesty, candor, fairness and discretion;

•	Be an acknowledged expert in his or her chosen field of endeavor, which area of expertise should have some relevance to the Company’s businesses;

•	Be knowledgeable, or willing and able to become so quickly, in the critical aspects of the Company’s businesses and operations; and

•	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation.

In addition, as specified in the charter for the Nominating/Corporate Governance Committee, nominees for the Board of Directors recommended by the Nominating/Corporate Governance Committee should contribute to the mix of skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: accounting and finance, healthcare, international business, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation.

     The Nominating/Corporate Governance Committee reviews incumbent directors against the position specifications applicable to members of the Board of Directors and independence standards set forth in the New York Stock Exchange Listing Standards. Additionally, starting in 2003, the Board as a whole, the Board committees and individual incumbent directors are formally evaluated annually by the Nominating/Corporate Governance Committee, whose findings are reviewed with the Board. The Nominating/Corporate Governance Committee retained a nationally recognized consulting firm to assist it with the evaluation process and retained a nationally recognized executive search firm to assist it with the identification and evaluation of the two directors added to the Board in December 2003, Joanne C. Smith and Anne Griswold Peirce.

     The Nominating/Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates. Any such recommendations should be communicated to the Chairman of the Nominating/Corporate Governance Committee in the manner described above in “— Communications with Directors” and should be accompanied by substantially the same types of information as are required under the Company’s Code of By-laws for shareholder nominees, as described below.

     The Company’s Code of By-Laws provides that nominations of persons for election to the Board of Directors of the Company may be made at any meeting of shareholders by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of members of the Board of Directors at the meeting. For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and any nominee must satisfy the qualifications established by the Board of Directors of the Company from time to time as contained in the proxy statement of the Company for the immediately preceding annual meeting or posted on the Website of the Company at www.hillenbrand.com. To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which the Company first makes public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which the Company first makes public disclosure of the meeting date. The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (v) the consent in writing of each nominee to serve as a director of the Company if so elected, and (vi) a description of the qualifications of such nominee to serve as a director of the Company.

Compensation of Directors

     Of the Company’s current Board members, only Mr. Rockwood is a salaried employee of the Company. All other directors receive separate compensation for Board service.

     During the fiscal year ended September 30, 2003, with the exception of the Chairman, each director who was not a salaried officer or employee of the Company received an annual retainer of $25,000. Each non-employee director, including the Chairman received a fee of $3,500 for each Board of Directors meeting attended in person, plus $1,000 for each additional day spent at a Board meeting. The annual retainer for the Chairman was $150,000. Directors who are not salaried officers or employees who were members of the Finance, Audit, Compensation and Management Development or Nominating/Corporate Governance Committee received $1,500 for each committee meeting attended in person. Additionally, the chairman of each of the committees received an additional annual retainer of $5,000. Directors who attended Board or committee meetings by telephone were paid 50% of the fee payable for attendance at such meetings in person. Directors were reimbursed for expenses incurred as a result of attendance at Board or committee meetings. Directors of the Company may defer receipt of directors’ fees otherwise payable to them by the Company and invest these fees in common stock of the Company under the Hillenbrand Industries Directors’ Deferred Compensation Plan. Under the Company’s Stock Incentive Plan, each non-employee director received a non-qualified stock option to purchase 4,000 shares, or 10,000 shares in the case of the Chairman, of common stock, all of which vest twelve months after the grant date and expire in ten years. Non-employee directors are also eligible to participate in the Company’s group term life insurance program in which premiums are paid by the Company. Death benefits, which are age related, range from $45,000 to $150,000.

     In 2003, the Board of Directors approved a revised compensation scheme for directors, which is in effect for the 2004 fiscal year. The details of this scheme are as follows:

•	Directors shall receive an annual retainer of $25,000 for their service as directors, together with a $3,500 fee for each Board meeting attended. The Chairman of the Board of Director’s annual retainer shall, however, be $150,000.

•	For any Board meeting lasting longer than one day, each Director who attends will receive $1,000 for each additional day.

•	Directors who attend a Board meeting or standing committee meeting by telephone will receive fifty percent (50%) of the usual meeting fee.

•	Each Director who is a member of the Nominating/Corporate Governance, Finance, Audit or Compensation and Management Development Committee receives a fee of $1,500 for each committee meeting attended.

•	The Chairmen of the Audit, Compensation and Management Development, Nominating/Corporate Governance and Finance Committees shall receive an additional $10,000, $8,000, $7,000 and $5,000 annual retainer, respectively.

•	Directors who attend meetings of committees of which they are not members shall receive no fees for their attendance.

•	For any meeting of an ad hoc committee or team of the Board that requires actual attendance, the Directors who attend shall each receive a meeting fee of $1,500, except when such meetings occur before, during or after a meeting of the Board or a standing committee of the Board that also is attended by such Directors.

•	Board and committee retainers shall be paid in quarterly installments and the meeting fees shall be paid following the meeting.

•	Each Director shall be reimbursed for expenses incurred as a result of attendance at Board or committee meetings.

•	Each Director shall be awarded on the first trading day following the close of each annual meeting of the Company’s shareholders 1,400 restricted stock units (otherwise known as deferred stock awards) under the Corporation’s Stock Incentive Plan in lieu of the stock option grant described above in the discussion of the 2003 director compensation. Vesting for such restricted stock units will occur on the later to occur of one year and one day from the date of the grant or the six month anniversary of the date that the applicable Director ceases to be a member of the Board of Directors of the Corporation. In the case of the Chairman of the Board of Directors, his or her annual grant of restricted stock units shall be 3,500.

Certain Relationships and Related Transactions

     The Company owns and operates jet aircraft in connection with its business. The Company generally limits usage of these aircraft to former and current Chairmen of the Board and Chief Executive Officers of the Company for personal purposes to the extent they are not being utilized for Company business. During the fiscal year ended September 30, 2003, the Company’s average cost of operating these aircraft was $2,617 per hour. Commencing in fiscal year 2003, the Compensation and Management Development Committee of the Board provided for use of Company aircraft for personal purposes only by the Chief Executive Officer, and not by other executive officers, and the Chief Executive Officer’s personal use is limited to fifty hours per year. While the Company does not charge for the use of its aircraft for personal purposes, it does report as taxable income to the Internal Revenue Service the value of the transportation services rendered based upon Internal Revenue Service formulas. The table below sets forth certain information regarding the use of the Company’s aircraft by directors and executive officers for personal purposes during the year ended September 30, 2003:

		Number of	Cost to the Company at
Name	Position	Hours Used	$2,617 per Hour

W August Hillenbrand	Director	13.30	$34,806 (1)
Daniel A. Hillenbrand	Director	40.40	$105,727
Frederick W. Rockwood	President and Chief Executive Officer	41.70	$109,129

(1)	$18,394 was reimbursed to the company.

     As previously disclosed, Daniel A. Hillenbrand, a former Chairman of the Board of the Company who retired from the Board in December 2003, had a ten-year Consulting Agreement with the Company that expired by its stated terms on May 31, 1999. Pursuant to a memorandum agreement between Mr. Hillenbrand and a former Chief Executive Officer of the Company, the Company confirmed that Mr. Hillenbrand’s compensation payments under the Consulting Agreement would cease as of May 31, 1999 but that certain benefits thereunder would continue for the remainder of his life and the life of his spouse. As a result, the Company continues to pay premiums on a $5 million joint life insurance policy, pay health insurance premiums on a policy covering Mr. Hillenbrand and his spouse, reimburse Mr. Hillenbrand for medical expenses that are not covered by insurance, provide an office, a secretary and an automobile to Mr. Hillenbrand, together with payment of related miscellaneous expenses, make supplemental pension fund benefit payments and permit Mr. Hillenbrand to use the Company’s corporate aircraft for personal purposes. During the fiscal year ended September 30, 2003, these benefits aggregated approximately $248,100 (excluding amounts attributable to use of the Company’s aircraft for personal purposes as disclosed above).

     As previously disclosed, during 2000, W August Hillenbrand and the Company entered into an agreement relating to Mr. Hillenbrand’s retirement as Chief Executive Officer of the Company on December 2, 2000. Under that agreement, Mr. Hillenbrand agreed to render consulting services to, and refrain from competing with, the Company through September 18, 2005. In addition to his annual consulting fee of approximately $907,700, received during the fiscal year ended September 30, 2003, Mr. Hillenbrand also received $1,163,100 representing the final payment for long term performance shares earned as Chief Executive Officer. Mr. Hillenbrand also received $524,800 of above market interest on deferred compensation and $36,200 for payment of deferred restricted stock. Mr. Hillenbrand is also entitled to receive a package of benefits similar to those afforded to Daniel A. Hillenbrand. Mr. Hillenbrand’s permitted use of the Company’s corporate aircraft for individual personal purposes is on the same basis as the Company’s Chief Executive Officer’s personal use; accordingly, Mr. Hillenbrand’s personal use of Company aircraft is limited to fifty hours per year. During the fiscal year ended September 30, 2003, these benefits aggregated approximately $335,300 (excluding amounts attributable to use of the Company’s aircraft for personal purposes as disclosed above).

     During the fiscal year ended September 30, 2003, the Company contributed $500,000 to The John A. Hillenbrand Foundation, a public charitable foundation formed in 1950 to promote religious, educational and/or charitable activities in the City of Batesville and the County of Ripley, Indiana. The Board of Directors has approved a contribution of the same amount for 2004. W August Hillenbrand, a director of the Company, is an officer and director of the foundation. Daniel A. Hillenbrand, a former director of the Company, resigned from all positions held with the foundation on June 25, 2003, Ray J. Hillenbrand resigned from all positions held with the Foundation on August 1, 2002, and John A. Hillenbrand II resigned from all positions held with the Foundation on June 12, 2003.

     During the fiscal year ended September 2003, the Board of Directors, on the recommendation of the Nominating/Corporate Governance Committee, approved a transaction pursuant to which the Company will sell to W August Hillenbrand and Daniel A. Hillenbrand, or their designees, approximately 500 acres of land adjacent to the Company’s corporate retreat facilities, formerly part of the Hillenbrand family farm. The Company does not use this land currently, and has no plans for its use. The Company obtained two independent appraisals for this land, and the sale price approved by the Board is the higher of these two appraisals — $2,000 per acre, for a total purchase price of approximately $1 million. The Company expects that this sale will occur during the second quarter of fiscal 2004.

     The Rehabilitation Institute of Chicago, of which Joanne C. Smith, a director of the Company, is Senior Vice President of Strategy and Business Development, is a customer of the Company. During the fiscal year ended September 30, 2003, the Company sold approximately $280,000 of products to the Rehabilitation Institute of Chicago. The Rehabilitation Institute of Chicago is a voluntary member, among thousands of members, of one of the group purchasing organizations with which the Company has a contract. Accordingly, the Company expects to continue to sell products to this customer, although the amounts of future sales are not fixed and are not currently determinable. Sales to this customer are on terms consistent with those of sales to the Company’s other customers. Ms. Smith has no authority with respect to the purchasing decision of the Rehabilitation Institute of Chicago.

     Near the end of fiscal 2003 the Company’s Batesville Casket subsidiary entered into a contract with Nambé Mills, Inc. pursuant to which Batesville Casket will purchase urn products from Nambé Mills. Purchases are projected to total approximately $238,000 per year initially. John A. Hillenbrand II, a director of the Company, is the Vice Chairman of the Board of Nambé Mills. Mr. Hillenbrand’s children own substantially all of the equity of Nambé Mills. The Company believes that these purchases will be on terms similar to those the Company could obtain from an unrelated third party for these products.

Chairman Emeritus of the Board of Directors

     As noted above, upon the resignation of Daniel A. Hillenbrand from the Board of Directors in December 2003, Mr. Hillenbrand retained the honorary title of the Chairman Emeritus of the Board of Directors in recognition of his outstanding contributions to the Company over many years. As Chairman Emeritus, Mr. Hillenbrand will not be a member of the Board of Directors and will not having voting or other rights of directors. Mr. Hillenbrand will have no duties other than to provide advice and counsel to the Company’s directors and officers as requested and will attend meetings of the Board of Directors only at the invitation of the Chairman of the Board or the President. Mr. Hillenbrand will not be compensated for service as Chairman Emeritus, but the company has agreed to indemnify Mr. Hillenbrand against losses he may incur in his capacity as Chairman Emeritus.

EXECUTIVE COMPENSATION

     The following tabulation and notes set forth the compensation paid or accrued by the Company during the fiscal year ended September 30, 2003, the ten month period ended September 30, 2002, and the fiscal year ended December 1, 2001 to the Chief Executive Officer and each of the other four most highly compensated executive officers.

Summary Compensation Table

						Long Term Compensation

			Annual Compensation			Awards		Payouts

	Period					Registered	Securities
Name and Principal Position	and				Other Annual	Stock	Underlying	LTIP	All Other
(as of September 30, 2003)	Year		Salary ($)	Bonus ($)	Compensation ($)(1)	Award(s) ($)(2)	Options (#)(3)	Payouts ($)(4)	Compensation ($)(5)

Frederick W. Rockwood(6)	2003		$996,354	$1,882,188	$118,307	$540,350	100,000	$0	$11,650
President and Chief	2002	*	$782,314	$1,548,169	(7)	$0	25,000	$0	$77,297
Executive Officer	2001		$913,327	$1,428,570	$217,692	$0	135,000	$1,420,126	$94,537
Scott K. Sorensen(8)	2003		$427,882	$769,811	(7)	$270,175	25,000	$0	$6,660
Vice President and Chief	2002	*	$335,945	$604,385	(7)	$0	10,000	$0	$12,702
Financial Officer	2001		$293,888	$465,000	$170,924	$497,550	75,000	$179,600	$11,670
Patrick D. de Maynadier(9)	2003		$290,510	$348,280	(7)	$108,070	15,000	$0	$6,508
Vice President, General	2002	*	$187,945	$339,231	(7)	$0	20,000	$0	$5,169
Counsel and Secretary	2001		N/A	N/A	N/A	N/A	N/A	N/A	N/A
Kenneth A. Camp(10)	2003		$359,448	$474,280	(7)	$270,175	20,000	$0	$6,906
President and Chief Executive	2002	*	$284,805	$350,267	(7)	$0	9,000	$0	$13,104
Officer, Batesville Casket Company, Inc.	2001		$301,923	$241,346	(7)	$66,563	35,000	$425,504	$12,632
R. Ernest Waaser(11)	2003		$379,355	$522,067	$55,604	$270,175	25,000	$0	$6,975
President and Chief Executive	2002	*	$294,825	$574,613	(7)	$0	9,000	$0	$15,742
Officer, Hill-Rom Company, Inc.	2001		$289,904	$523,875	(7)	$76,275	35,000	$182,513	$15,594

*	Represents the ten-month period ended September 30, 2002.

(1)	Consists of above market interest earned on deferred compensation, the cost of perquisites and other personal benefits provided by the Company. Included in 2003 for Frederick W. Rockwood is $83,154 for cash perquisites paid and included for R. Ernest Waaser is $40,079 for cash perquisites paid.

(2)	These amounts represent awards of deferred stock, which will be issued in shares of common stock of the Company upon satisfaction of certain vesting conditions and deferral elections. As of September 30, 2003 the number of shares and value of deferred stock held are as follows:

	Deferred Stock
Name	Shares (#)	Value ($)

Frederick W. Rockwood	27,332	$1,542,071
Scott K. Sorensen	5,023	$283,398
Patrick D. de Maynadier	2,009	$113,348
Kenneth A. Camp	6,599	$372,316
R. Ernest Waaser	7,896	$445,492

Frederick W. Rockwood was awarded 10,000 deferred stock shares on August 25, 2003, which will vest 50% on August 26, 2004 and 50% on August 26, 2005. Mr. Rockwood was also awarded 20,000 deferred stock shares on October 5, 1999, which vested on October 5, 2002. Scott Sorensen was awarded 5,000 deferred stock shares on August 25, 2003, which will vest 50% on August 26, 2004 and 50% on August 26, 2005. Mr. Sorensen was also awarded 10,000 deferred stock shares on March 1, 2001, which vested 50% on January 1, 2002 and 50% on January 1, 2003. Patrick D. de Maynadier was awarded 2,000 deferred stock shares on August 25, 2003, which will vest 50% on August 26, 2004 and 50% on August 26, 2005. Kenneth A. Camp was awarded 5,000 deferred stock shares on August 25, 2003, which will vest 50% on August 26, 2004 and 50% on August 26, 2005. Mr. Camp was also awarded 1,500 deferred stock shares on January 17, 2001, which will vest on January 17, 2004. R. Ernest Waaser was awarded 5,000 deferred stock shares on August 25, 2003, which will vest 50% on August 26, 2004 and 50% on August 26, 2005. Mr. Waaser was also awarded 1,500 deferred stock shares on March 8, 2001, which vested on January 1, 2003. Dividends paid on the Company common stock will be deemed to have been paid with regard to the deferred stock shares awarded and deemed to be reinvested in Company common stock at the market value on the date of such dividend, and will be paid in additional shares on the vesting date of the underlying award.

(3)	Options were granted pursuant to the Company’s Stock Incentive Plan for the fiscal year ended September 30, 2003 and for the ten-month period ended September 30, 2002. Options granted in the fiscal year ended December 1, 2001 were granted pursuant to the Company’s 1996 Stock Option Plan.

(4)	The amounts appearing in this column are the values for the fiscal year ended September 30, 2003, the ten-month period ending September 30, 2002, and the fiscal year ended December 1, 2001 of the performance shares earned under the Senior Executive Compensation Program for the 2000-2002, and 1999-2001 performance cycles, respectively. During 2001, the Company decided to cease awards under this component of the Program and offered executives the opportunity to receive a prorated payment in Company shares in exchange for termination of outstanding awards. The December 1, 2001 values include the following prorated amounts paid in connection with termination of the 2000-2002 and 2001-2003 cycles: Mr. Rockwood, $1,332,295; Mr. Sorensen, $179,600; Mr. Camp, $327,261; and Mr. Waaser, $182,513.

(5)	All Other Compensation earned or allocated in the fiscal year ended September 30, 2003 is as follows:

	401(k)	Split Dollar Life
Name	Contributions	Insurance Benefits

Frederick W. Rockwood	$6,000	$5,650
Scott K. Sorensen	$6,000	$660
Patrick D. de Maynadier	$6,508	N/A
Kenneth A. Camp	$6,000	$906
R. Ernest Waaser	$6,000	$975

The value of the Split Dollar Life Insurance Benefits is calculated as imputed income for calendar year 2003 based on the insurance carrier’s lowest term rate.

(6)	On December 3, 2000, Mr. Rockwood was elected as President and Chief Executive Officer of the Company. He has served as President of the Company since December 6, 1999.

(7)	Amounts do not exceed disclosure thresholds established under SEC rules.

(8)	On March 1, 2001, Mr. Sorensen was elected Vice President and Chief Financial Officer of the Company. Prior to that date he was not employed by the Company.

(9)	Mr. de Maynadier was elected Vice President, General Counsel and Secretary effective January 28, 2002. Prior to that date he was not employed by the Company.

(10)	Mr. Camp was elected President and Chief Executive Officer of Batesville Casket Company, Inc. on May 1, 2001. He was also elected as a Vice President of the Company on October 8, 2001. Prior to his election to these positions, Mr. Camp has held various other positions within Hillenbrand Industries, Inc. and Batesville Casket Company, Inc.

(11)	Mr. Waaser was elected President and Chief Executive Officer of Hill-Rom Company, Inc. on January 22, 2001. He was also elected as a Vice President of the Company on October 8, 2001. Prior to that, he was not employed by the Company or its subsidiaries.

Option Grants in Last Fiscal Year
(for fiscal year ended September 30, 2003)

     The following table sets forth certain information concerning stock option grants to the named executive officers during the fiscal year ended September 30, 2003.

	Individual Grants

	Number of Securities	Percent of Total Options
	Underlying Options	Granted to	Exercise or		Grant Date Present
Name	Granted (#)(1)	Employees in Fiscal Year	Base Price ($/Share)	Expiration Date	Value ($)(2)

Frederick W. Rockwood	100,000	18.11%	$47.49	12/4/2012	$1,275,110
Scott K. Sorensen	25,000	4.53%	$47.49	12/4/2012	$318,778
Patrick D. de Maynadier	15,000	2.72%	$47.49	12/4/2012	$191,267
Kenneth A. Camp	20,000	3.62%	$47.49	12/4/2012	$255,022
R. Ernest Waaser	25,000	4.53%	$47.49	12/4/2012	$318,778

(1)	All options were granted pursuant to the Company’s Stock Incentive Plan. The options were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The options were granted for terms of ten years, and vest one-third on each of the first three anniversaries of the date of grant. In the event of a change of control of the Company, the unvested portions of the options will be subject to accelerated vesting.

(2)	Option values were calculated on the basis of the Black-Scholes option pricing model. Options were assumed to be exercised 6.00 years after the date of grant. Other assumptions used for the valuations are a risk-free interest rate of 3.52%, stock price volatility of .2629 and annual dividend yield of 1.60%. The actual value realized by an officer from exercise of the options will depend on the market value of the Company’s common stock on the dates the options are exercised.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values
(for fiscal year ended September 30, 2003)

     The following table sets forth certain information concerning option exercises during the fiscal year ended September 30, 2003 by the named executive officers and unexercised options held by such officers as of September 30, 2003:

			Number of Securities Underlying		Value of Unexercised In-the-
			Unexercised Options at		Money Options at
			Fiscal Year-End		Fiscal Year-End
	Shares Acquired
Name	On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Frederick W. Rockwood	0	$0	183,334	186,666	$1,956,375	$1,430,025
Scott K. Sorensen	0	$0	55,002	54,998	$389,725	$380,274
Patrick D. de Maynadier	0	$0	6,667	28,333	$0	$133,950
Kenneth A. Camp	0	$0	59,334	42,666	$715,287	$304,548
R. Ernest Waaser	0	$0	19,667	49,333	$119,869	$346,281

Life Insurance

     During fiscal 2003 the Company maintained the Hillenbrand Industries Split Dollar Life Insurance Plan covering Frederick W. Rockwood, Scott K. Sorensen, Kenneth A. Camp and R. Ernest Waaser. The Plan provided split dollar pre- and post-retirement coverage, with pre-retirement employee death benefits ranging from $600,000 to $5,000,000. At retirement the coverage would be reduced by 50%. Each covered participant owned an individual policy and the premium was a shared responsibility between the participant and the Company. The Company paid the majority of the premiums subject to a collateral assignment agreement with the participant owner of the policy. The policy matured at age 65 or after the participant had been in the plan for 15 years, whichever was later. At policy maturity or termination, the Company’s cash value share, up to its cumulative premium payments on the policy, was transferred from the policy back to the Company. The participant owner of the policy controlled the remaining cash value. The Hillenbrand Industries Split Dollar Life Insurance Plan and related premium payment schedule were in place prior to the effective date of the Sarbanes-Oxley Act of 2002, and no material modifications to the plan or premium payments were made after the Act’s effective date. The Company did not make premium payments in fiscal year ended September 30, 2003 for current employees, but did continue premium payments for retirees.

     Effective on or about January 1, 2004, the Company will replace the Split Dollar Life Insurance Plan with executive owned Variable Universal Life Insurance policies, covering the named executives in which premiums are to be paid by the Company for the participant until age 65. The policies provide for pre-retirement employee death benefits and will range from $600,000 to $5,000,000. At retirement, death benefit coverage will be reduced, and will range from $400,000 to $2,500,000.

Agreements with Executive Officers

     During 2001 and 2002, the Company entered into Change in Control Agreements (the “Change in Control Agreements”) with certain officers, including Frederick W. Rockwood, Scott K. Sorensen, Patrick D. de Maynadier, Kenneth A. Camp and R. Ernest Waaser. The Change in Control Agreements are intended to encourage continued employment by the Company of its key management personnel and to allow such personnel to be in a position to provide assessment and advice to the Board of Directors regarding any proposed Change in Control without concern that such personnel might be unduly distracted by the uncertainties and risks created by a proposed Change in Control.

     The Change in Control Agreements provide for payment of specified benefits upon the Company’s termination of the executive’s employment (other than on account of death, disability, retirement or “cause”) in anticipation of or within two years (three years in the case of Mr. Rockwood) after a Change in Control, or upon the executive’s termination of employment for “good reason” within two years (three years in the case of Mr. Rockwood) after a Change in Control. Mr. Rockwood’s Change in Control Agreement also provides for the payment of the specified benefits in the event he terminates employment for any reason during the 30-day period following the first anniversary of the Change in Control. The benefits to be provided by the Company upon a Change in Control under any of the above circumstances are: (i) a lump sum payment in cash equal to two times (three times in the case of Mr. Rockwood) the executive’s annual base salary; (ii) continued health and medical insurance for the executive and his dependents and continued life insurance coverage for the executive for 24 months (36 months in the case of Mr. Rockwood), with the right to purchase continued medical insurance (at COBRA rates) from the end of this period until the executive reaches retirement age; (iii) a cash payment in lieu of certain perquisites; and (iv) an increase to the monthly pension benefit otherwise payable to the executive calculated by giving him credit for two additional years of age and service (or, in the case of Mr. Rockwood, three additional years of age and service credit). In addition, upon a Change in Control, whether or not the executive’s employment is terminated, all outstanding stock options, restricted stock and deferred stock awards will become fully vested and the executive will be deemed to have earned all outstanding short-term incentive compensation and performance share compensation awards to the extent such awards would have been earned if all performance targets for the relevant period were achieved 100%. Mr. Rockwood’s Change in Control Agreement provides that if he receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, he will be entitled to receive an additional “gross-up” payment in an amount necessary to put him in the same after-tax position as if such excise tax had not been imposed. The Change in Control Agreements for the other named executive officers provide for a similar “gross-up” payment, except that if the value of all “parachute payments” to an executive does not exceed 120% of the maximum “parachute payment” that could be paid to him without giving rise to the excise tax, the payments otherwise called for by the Change in Control Agreement will be reduced to the maximum amount which would not give rise to the excise tax. Assuming a Change in Control had occurred on September 30, 2003, the named executive officers would have received cash lump sum payments upon a termination of employment covered by the Change in Control Agreements in approximately the following amounts: Frederick W. Rockwood — $4,216,000; Scott K. Sorensen — $1,278,000; Patrick D. de Maynadier — $807,000; Kenneth A. Camp — $1,090,000 and R. Ernest Waaser — $1,134,000. The preceding amounts do not take into account the “gross-up” payments, enhanced pension benefits, insurance benefits, and the vesting of stock option, restricted stock and deferred stock awards.

     Under the Change in Control Agreements, a “Change in Control” is defined generally as (i) the acquisition of beneficial ownership of 35% or more of the voting power of all Company voting securities by a person or group at a time when such ownership is greater than that of the members of the Hillenbrand Family; (ii) the consummation of certain mergers or consolidations; (iii) the failure of a majority of the members of the Company’s Board of Directors to consist of Current Directors (defined as any director on the date of the Change in Control Agreements and any director whose election was approved by a majority of the then-Current Directors); (iv) the consummation of a sale of substantially all of the assets of the Company; or (v) the date of approval by the shareholders of the Company of a plan of complete liquidation of the Company.

     In addition to the Change in Control Agreements, the Company has entered into Employment Agreements (the “Employment Agreements”) with each of Frederick W. Rockwood, Scott K. Sorensen, Patrick D. de Maynadier, Kenneth A. Camp and R. Ernest Waaser. The Employment Agreements set forth the basic duties of the officers and provide that each officer is entitled to receive a base salary, incentive compensation payable in the Company’s discretion and such additional compensation, benefits and perquisites as the Company may deem appropriate. The Employment Agreements are terminable by either the Company or the executive on sixty days’ notice, or pay in lieu of notice, and are terminable at any time by the Company for cause, as defined in each Employment Agreement. If an executive is terminated other than for cause, the Company is required to pay severance to the executive in an amount equal to twelve month’s of the executive’s base salary at the time of termination. The Employment Agreements also contain limited non-competition and non-solicitation agreements of the executives, which continue generally for a period of two years after the termination of the executive’s employment.

Pension Plan

     The Hillenbrand Industries, Inc. Pension Plan (the “Pension Plan”) covers officers of the Company and other employees. Directors of the Company who are not employees of the Company or one of its subsidiaries are not eligible to participate in the Pension Plan. Contributions to the Pension Plan by the Company are made on an actuarial basis, and no specific contributions are determined or set aside for any individual.

     The Internal Revenue Code limits the amount of benefits that may be paid under the Pension Plan. A supplemental pension benefit that makes up for the Internal Revenue Code limitations is provided under the SERP (see below). Benefits under the Pension Plan are not subject to deductions for Social Security or other offset amounts.

     Employees, including officers of the Company, who retire under the Pension Plan receive fixed benefits calculated by means of a formula that takes into account the highest average annual calendar year eligible compensation earned over five consecutive years and the employee’s years of service. The following table shows approximate representative pension benefits under the Pension Plan and the pension benefit under the SERP based on a single life annuity commencing at age 65 for the compensation and years of service indicated:

Approximate Annual Pension Upon Retirement At Age 65

Highest Average Eligible
Compensation for any
Period of	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
5 Consecutive Years	of Service	of Service	of Service	of Service	of Service	of Service	of Service	of Service

$100,000	$6,000	$11,000	$17,000	$22,000	$28,000	$33,000	$39,000	$44,000
$200,000	$14,000	$27,000	$41,000	$54,000	$68,000	$81,000	$95,000	$108,000
$300,000	$22,000	$43,000	$65,000	$86,000	$108,000	$129,000	$151,000	$172,000
$400,000	$30,000	$59,000	$89,000	$118,000	$148,000	$177,000	$207,000	$236,000
$500,000	$38,000	$75,000	$113,000	$150,000	$188,000	$225,000	$263,000	$300,000
$600,000	$46,000	$91,000	$137,000	$182,000	$228,000	$273,000	$319,000	$364,000
$700,000	$54,000	$107,000	$161,000	$214,000	$268,000	$321,000	$375,000	$428,000
$800,000	$62,000	$123,000	$185,000	$246,000	$308,000	$369,000	$431,000	$492,000
$900,000	$70,000	$139,000	$209,000	$278,000	$348,000	$417,000	$487,000	$556,000
$1,000,000	$78,000	$155,000	$233,000	$310,000	$388,000	$465,000	$543,000	$620,000

     The credited years of service under the Pension Plan and the SERP as of December 31, 2003 for the officers named in the table are as follows: Frederick W. Rockwood — 26 years; Scott K. Sorensen — 8 years; Patrick D. de Maynadier — 2 years; Kenneth A. Camp — 23 years; and R. Ernest Waaser — 3 years.

Savings Plan

     The Company maintains the Hillenbrand Industries, Inc. Savings Plan (the “Savings Plan”), which covers substantially all employees, including senior management. Under the Savings Plan, a tax-qualified retirement savings plan, participating employees may contribute up to 40 percent of compensation on a before-tax basis. The Company contributes a matching contribution to the Savings Plan for only those participants who are not active participants in the Pension Plan in an amount equal to fifty cents for each dollar contributed by participating employees on the first six percent of their compensation. Additionally, the Company annually contributes to the Savings Plan, (i) for employees who are active participants in the Pension Plan, an amount equal to three percent of such employees’ compensation and, (ii) for employees who are not active employees in the Pension Plan, an amount equal to four percent of such employees’ compensation.

     Effective for 2004, the Savings Plan limited the “additions” that can be made to a participating employee’s account to $41,000 per year. “Additions” include all Company contributions and the before-tax contributions made by the Company at the request of the participating employee under Section 401(k) of the Internal Revenue Code. Of those additions, the current maximum before-tax contribution made by a participating employee is $13,000 per year (or $16,000 per year for certain participants age 50 and over). In addition, no more than $205,000 of annual compensation may be taken into account in computing benefits under the Savings Plan. A supplemental savings plan benefit that makes up for these limitations is provide under the SERP (see below).

Supplemental Executive Retirement Plan

     The Company maintains the Hillenbrand Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”). The SERP provides additional retirement benefits to certain employees selected by the Compensation Committee or the Chief Executive Officer of the Company whose retirement benefits under the Pension Plan and/or Savings Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code. The additional retirement benefits provided by the SERP are (i) for certain Pension Plan participants chosen by the Committee, in an amount equal to the benefits under the Pension Plan which are so reduced, curtailed or limited by reason of the application of such limitation and/or (ii) for certain Savings Plan participants chosen by the Committee, in an amount equal to the benefits under the Savings Plan which are so reduced, curtailed or limited by reason of the application of such limitation. Additionally, certain participants in the SERP who are selected by the Compensation and Management Development Committee may annually accrue an additional benefit of a certain percentage of such participants’ Compensation (as defined below) for such year (the current percentage is three), and the amount of the retirement benefit shall equal the sum of such annual accruals plus additional earnings factor. “Compensation” under the SERP shall mean the corresponding definition of compensation under the Pension Plan and the Savings Plan plus a percentage of a participant’s eligible compensation as determined under the Company’s Short-Term Incentive Compensation Program.

     The retirement benefit to be paid under the SERP is from the general assets of the Company, and such benefits are generally payable at the time and in the manner benefits are payable under the Pension Plan and Savings Plan.

Stock Incentive Plan

     Under the Hillenbrand Industries, Inc. Stock Incentive Plan (the “Stock Incentive Plan”), employees and directors of the Company may be granted stock options, stock appreciation rights, stock awards (including restricted stock awards and bonus stock awards, which may or not be performance-based) and deferred stock (phantom stock). The Compensation and Management Development Committee makes all determinations under the Stock Incentive Plan, including who is to receive an award, the number of shares of common stock to be covered by each award granted and the terms and conditions of any award granted (including vesting).

Short-Term Incentive Compensation Program

     The Company maintains the Hillenbrand Industries, Inc. Short-Term Incentive Compensation Program (the “Short-Term Incentive Compensation Program”), which is a performance-based award program whereby certain employees of the Company who are selected by the Compensation and Management Development

Committee or Chief Executive Officer receive a payment in cash of up to a predetermined percentage of eligible compensation based upon the Company achieving certain business criteria and upon the individual employee attaining certain individual performance goals.

Executive Deferred Compensation Program

     Under the Hillenbrand Industries, Inc. Executive Deferred Compensation Program (the “Deferred Compensation Program”) certain executives of the Company who are chosen by the Compensation Committee may elect to defer all or a portion of their base compensation, payments under the Short-Term Incentive Compensation Program and certain other benefits to be paid in years later than when such amounts are due.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information concerning the Company’s equity compensation plans as of September 30, 2003:

			Number of securities remaining
	Number of securities to		available for issuance under
	be issued upon exercise	Weighted-average exercise	equity compensation plans
	of outstanding options,	price of outstanding options,	(excluding securities reflected in
	warrants and rights	warrants and rights ($)	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,998,610	$42.82	4,465,134

Equity compensation plans not approved by security holders(1)(2)(3)	76,855	$0.00	0

Total	3,075,465	$41.75	4,465,134

(1)	Under the Hillenbrand Industries Stock Award Program, which has not been approved by security holders, shares of common stock have been granted to certain key employees. All shares granted under this program are contingent upon continued employment over specified terms. During 1999, 45,000 shares were granted under this program, 20,000 of which were canceled for lack of continued employment. During 2001, an additional 56,500 shares were granted under this program, 9,000 of which have been canceled. Dividends, payable in stock accrue on the grants and are subject to the same specified terms as the original grants. Shares granted in 1999 had a fair value of $27.75 per share and those in 2001 had a range of fair values from $44.38 to $50.85. Of these grants, 5,000 shares became vested on January 1, 2002; 25,000 shares vested on October 5, 2002; 1,500 shares vested on December 6, 2002; 6,500 shares vested on January 1, 2003 and 34,500 shares will vest on January 17, 2004. Accrued dividends related to the grants will also vest accordingly.

(2)	Non-Hillenbrand family members of the Board of Directors were awarded 16,448 phantom shares of common stock in 2001 with a fair value of $57.44 per share under the Hillenbrand Director Phantom Stock Plan that has not been approved by security holders. One half of these shares vested on July 10, 2001 and the other half vested on December 31, 2001. Dividends accrued under the plan, payable in stock, vested under these same provisions. As of September 30, 2003 there were 4,283 shares vested and payable.

(3)	Members of the Board of Directors may elect to defer fees earned and invest them in common stock of the Company under the Hillenbrand Industries Directors’ Deferred Compensation Plan, which has not been approved by security holders. A total of 12,081 deferred shares are payable as of September 30, 2003 under this program.

COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE’S REPORT

     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Act of 1934.

     The primary function of the Compensation and Management Development Committee (the “Committee”) is to assist the Board of Directors of Hillenbrand Industries, Inc. (the “Company”) in fulfilling its responsibility for assuring that the officers and key management personnel of the Company are effectively compensated in terms of salaries, supplemental compensation and other benefits which are internally equitable, externally competitive and advance the long term interests of the Company’s shareholders. The Committee is also responsible to review and assess the talent development and succession management actions concerning the officers and key employees of the Company.

Compensation Philosophy and Objectives

     The Company is strongly committed to performance-oriented compensation.

     During 2003, the Committee directed a comprehensive review of the compensation philosophy, competitive position, and compensation and benefit practices of the corporation be completed. The Company reaffirmed its long-standing philosophy of shareholder value creation as the foundation of its compensation and benefit practices.

     The following guiding principles for the Company’s compensation and benefit programs support the policy of the Committee to maintain a compensation program that maximizes the creation of long-term shareholder value:

•	Aligning management’s interests with those of shareholders

•	Aligning and motivating employees to achieve superior results

•	Assuring clear accountabilities and providing rewards for producing results

•	Ensuring competitive compensation in order to attract and retain superior talent

•	Focusing on simplicity and adding value

     The Company’s total compensation is targeted at the 50th percentile of the applicable market, with provision for paying above the 50th percentile when shareholder value targets are achieved. When those targets are not achieved, the Company’s total compensation is paid below the 50th percentile of the market.

     During 2003, the Company engaged two internationally recognized compensation and benefit consulting firms to evaluate the appropriateness of the Company’s compensation practices. As a result of the evaluation, the Company established two benchmark samples against which it compared and will compare the applicable marketplace competitive position of the Company’s compensation practices. For purposes of the compensation paid to the named executive officers, the applicable marketplace comparators include medical device manufacturers and a broad sample of Fortune 1000 companies and medical device manufacturers.

Compensation Components and Process

     The three major components of the Company’s executive officer compensation are: (i) base salary, (ii) variable cash incentive awards and (iii) long-term, equity-based incentive awards.

     The Committee engaged a nationally recognized independent compensation and benefits consulting firm to evaluate the effectiveness of the Company’s compensation and benefit programs and to provide the Committee with additional expertise in the evaluation of the Company’s compensation practices and recommendations developed by the firms engaged by the Company. The Committee’s compensation consultant evaluates proposals made by executive management of the Company to the Committee to assure independence in the review, approval or rejection of compensation changes recommended by executive management of the Company. This firm works directly for the Committee and performs no services to the Company other than those directed by the Committee.

     The elements of compensation provided to Hillenbrand Industries Chief Executive Officer and other executive officers were compared with those of their counterparts in the markets described above to determine appropriate levels of base salary, target incentives and total cash compensation. In addition, the compensation practices concerning stock-based awards were reviewed and compared.

1. Base Salary

     At the senior executive level, base salaries are conservative when compared with marketplace comparative companies. Emphasis in the Company’s compensation programs is placed on variable or “at risk” compensation rather than on base salary. The Committee reviews the base salaries of the executive officers on an annual basis. Adjustments to base salaries result from an assessment of the performance contributions of each executive in relationship to that executive’s scope of responsibility.

     Effective December 30, 2002 the Board of Directors acted on the recommendation of the Committee to increase the base salary of Mr. Rockwood by 2.5%. Prior to making the adjustment the Committee reviewed the year to date financial performance of the Company, and the performance contributions of Mr. Rockwood in relationship to performance objectives, such as achievement of shareholder value targets, and made an assessment of the degree to which he was contributing to the creation of long term shareholder value. The Committee reviewed competitive compensation information provided by an independent compensation consulting firm engaged by it prior to recommending to the Board of Directors the adjustment to Mr. Rockwood’s base salary. The Committee also utilized the services of that firm to provide marketplace competitive information regarding base salaries of other executive officers. The base salaries of executive officers of the Company were compared with those of other medical device manufacturing firms, and with base salary practices of Fortune 1000 companies. Other executive officers were granted adjustments to their base salaries based both upon their performance contributions during the preceding twelve months, and upon similar marketplace comparisons.

     Adjustments to the base salaries of the Chief Executive Officer and other executive officers were recommended by the Committee and approved by the Board of Directors. Executive officers may elect to defer all or a portion of their base salary to be paid at the end of the deferral period in cash with interest accrued at the prime rate.

     Executive officers of the Company were eligible for perquisite compensation in an amount equal to 10% of the participant’s base salary (or such other limits as may be imposed by the Committee). Perquisite compensation may be used to pay for supplemental health care, insurance benefits, financial planning assistance, club membership fees or Company common stock. Executive officers were given the option of deferring all or a portion of perquisite compensation to be paid in cash at the end of the deferral period. Effective for fiscal 2004 perquisite compensation will be eliminated and replaced by restricted stock units, annual physical examinations, financial planning reviews and limited income tax preparation assistance.

2. Variable Incentive Awards

     Under the terms of the Short-Term Incentive Compensation Program, the Committee establishes specific financial objectives, and may also establish non-financial objectives. Short-term financial performance objectives are established annually at levels, which generally represent significant improvement over prior years’ results, measured primarily in terms of shareholder value creation based on net income and cash flow. The Committee established these objectives to maintain the appropriate balance between the short and long-term performance expectations of shareholders.

     The amount of short-term incentive compensation is determined by first establishing a performance base (“Performance Base”) and a target (“Target”) for the Company and each subsidiary. The Performance Base and Target for the Company’s Chief Executive Officer and Vice Presidents and chief executive officers of the subsidiaries are recommended by the Chief Executive Officer of the Company and approved by the Committee. The Performance Base and Target for the Chief Executive Officer of the Company are directly related to shareholder value creation. Shareholder value creation is based on net income and free cash flow objectives established by the Committee.

     Under the terms of the Program, short term incentive compensation opportunity is equal to 90% of base salary for the Chief Executive Officer and President of the Company; 75% of base salary in the case of the Chief Financial Officer of the Company and chief executive officers of the subsidiaries; and 50% of base salary for other corporate and subsidiary senior executives. For executive officers of the Company during the fiscal year ended September 30, 2003, the plan provided for short term incentive compensation ranging from 0% of the above scale upon achievement of the Performance Base up to 200% of the above scale upon achievement of the Target, according to a formula recommended by the Chief Executive Officer of the Company and approved by the Committee.

     Short-term incentive compensation is calculated for each senior executive participant at the end of each fiscal year. Short-term incentive compensation is payable in cash. All or a portion of short term incentive compensation may be deferred by the executive and invested either in cash or common stock to be paid at the end of the deferral period.

     Executive officers of the Company, including the Chief Executive Officer, were awarded cash bonuses in December 2003 based upon results that achieved and exceeded net income and free cash flow objectives established by the Committee at the beginning of 2003 for the fiscal year ended September 30, 2003.

3. Long-Term, Equity-Based Incentive Awards

     The Company’s Stock Incentive Plan, which was approved by the Company’s shareholders in 2002, provides for the opportunity to grant stock options and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to motivate executives to make strategic long-term decisions, and to better enable the Company to attract and retain capable directors and executive personnel.

     Officers and other key employees were granted stock options during the fiscal year ended September 30, 2003. These options vest over a three-year period. In connection with its evaluation of the Stock Incentive

Plan, the Committee utilized the services of an independent consulting compensation firm to provide marketplace competitive information.

     Based on the review of compensation performed during 2003, and to better align the interests of executive officers with those of the Company’s shareholders, the Committee will in 2004 substitute restricted stock units (otherwise known as deferred stock awards under the Company’s Stock Incentive Plan) for a significant portion of the stock option grants that would have previously been granted to executives and has approved stock ownership guidelines for recipients of those deferred stock awards.

     All employees who are awarded restricted shares of the Corporation’s common stock or restricted stock units with respect to shares of the Company’s common stock from and after December 2003 are required to hold shares of the Company’s common stock or equivalents at a level equal to at least 400% of their initial annual restricted stock or restricted stock unit grant (“Required Ownership Level”). Until, but not after, the Required Ownership Level is achieved, if annual grants subsequent to the first annual grant are less than the initial annual grant, then the Required Ownership Level will be adjusted downward based on the annual average grant amount. Shares owned outright, restricted stock units (whether vested or unvested) and restricted shares (whether vested or unvested) will count as share equivalents towards the Required Ownership Level. The Required Ownership Level must be achieved within five years from the date of the first annual restricted stock grant. Failure to maintain the Required Ownership Level will result in suspension of future restricted stock or restricted stock unit grants until the Required Ownership Level is achieved.

     From time to time, the Company has made deferred stock awards to executives of the Company for various reasons, as presented in footnote 2 of the Summary Compensation Table.

* * *

     Section 162(m) of the Internal Revenue Code limits tax deductibility of certain executive compensation in excess of $1 million per year unless certain requirements are met. The Stock Incentive Plan is designed to meet these requirements. The Stock Incentive Plan will enable the Committee to grant awards, which satisfy the Section 162(m) requirements as well as those, which do not.

     Submitted by the Compensation and Management Development Committee (as constituted on December 4, 2003)

Rolf A. Classon (Chairman)
Ray J. Hillenbrand
Peter H. Soderberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

     During the fiscal year ended September 30, 2003, the Compensation and Management Development Committee consisted of Rolf A. Classon (Chairman), Ray J. Hillenbrand, and Peter H. Soderberg. For a discussion regarding certain relationships and related transactions involving certain of these directors, see “About the Board of Directors (Including Director Compensation — Certain Relationships and Related Transactions.”

COMPANY STOCK PERFORMANCE

     The following graph for the fiscal years ended on the Saturday closest to November 30 of 1998 through 2001, the ten-month period ended September 30, 2002 and the fiscal year ended September 30, 2003 compares the cumulative total return for common stock of the Company with the S&P 500 and S&P 500 Health Care Equipment Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
FOR FISCAL YEARS ENDED NOVEMBER 1998 THRU 2001; THE 10
MONTH PERIOD ENDED SEPTEMBER 2002 &
FISCAL YEAR ENDED SEPTEMBER 30, 2003
AMONG HILLENBRAND, S&P 500 INDEX
AND S&P 500 HEALTH CARE EQUIPMENT
BASE = NOVEMBER 1998

Date	Hillenbrand	S&P 500	S&P Health Care Equipment
1998 1999 2000 2001 2002 2003	100 61 94 98 103 109	100 121 116 102 74 92	100 104 136 133 112 144

FISCAL YEARS ENDED NOVEMBER 1998 THRU 2001;
THE 10 MONTH PERIOD ENDED SEPTEMBER 2002 &
FISCAL YEAR ENDED SEPTEMBER 30, 2003

     The graph assumes $100 invested in November 1998. Total return assumes that all dividends are reinvested when received.

AUDIT COMMITTEE’S REPORT

     The Audit Committee of the Board of Directors (the “Committee”) is composed of four directors, each of whom is independent under Securities and Exchange Commission Rule 10A-3 and the NYSE’s new Listing Standards. The Committee operates under a written charter adopted by the Board of Directors which was reviewed and revised during the year ended September 30, 2003 and is attached as Appendix B to this Proxy Statement.

     Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In this regard, the committee meets separately at most regular committee meetings with management, the Director of Internal Audit and the Company’s outside independent auditors. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee approves, subject to shareholder ratification, the appointment of the Company’s outside independent auditors, PricewaterhouseCoopers LLP (“PwC”), and pre-approves all audit and non-audit services to be performed by the auditor.

     In this context, the Committee has reviewed and discussed the consolidated financial statements with management and PwC. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. PwC discussed with the Committee matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 Audit Committee Communications. Management and the auditors also made presentations to the committee throughout the year on specific topics of interest, including: (i) auditor independence requirements and audit partner rotation rules; (ii) the PwC publication “Current Developments for Audit Committees for 2003”; (iii) risk controls and risk management and oversight of the company’s pension funds; (iv) the applicability of new accounting releases; (v) the Company’s critical accounting policies; (vi) the legislative history and substantive requirements of the Sarbanes-Oxley Act of 2002; (vii) SEC rules regarding non-GAAP financial measures; (viii) FAS 123 accounting for stock based compensation; and (ix) numerous other SEC accounting developments.

     PwC also provided to the Committee the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). PwC informed the Audit Committee that it was independent with respect to the Company within the meaning of the securities acts administered by the Securities and Exchange Commission and the requirements of the Independence Standards Board, and PwC discussed with the Committee that firm’s independence with respect to the Company. In addition, the Committee considered whether non-audit consulting services provided by the auditors’ firm could impair the auditors’ independence and concluded that such services have not impaired the auditors’ independence.

     Based upon the Committee’s discussions with management and PwC and the Committee’s review of the representations of management and the report of PwC to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended September 30, 2003.

     In addition, the Committee has discussed with the Chief Executive Officer and the Chief Financial Officer of the Company the certifications required to be given by such officers in connection with the Company’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with the giving of such certifications.

Submitted by the Audit Committee (as constituted on December 4, 2003)

Charles E. Golden (Chairman)
Rolf A. Classon
Ray J. Hillenbrand
Peter H. Soderberg
(Each of whom the Board of Directors has determined is an independent director under applicable standards)

RATIFICATION OF APPOINTMENT OF AUDITORS

     Subject to shareholder ratification, the Audit Committee of the Board of Directors of the Company has appointed the firm of PricewaterhouseCoopers LLP (“PwC”), certified public accountants, as independent auditors to make an examination of the consolidated financial statements of the Company for its fiscal year ending September 30, 2004. PwC served as the independent auditors of the Company for year ended September 30, 2003. A representative of PwC will be present at the annual meeting with an opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

     The Audit Committee has adopted a policy requiring that all services from the outside independent auditors must be pre-approved by the Audit Committee or its delegate (Chairperson) and has adopted guidelines that non-audit related services, including tax consulting, tax compliance and tax preparation fees, should not exceed the total of audit and audit related fees. During fiscal 2003 PwC’s fees for non-audit related services fell within these guidelines.

Audit Fees

     Aggregate fees billed by PwC for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the annual report on Form 10-K and the review of interim consolidated financial statements included in quarterly reports on Form 10-Q and the review and audit of the application of new accounting pronouncements, SEC releases and accounting for unusual transactions were $1,180,227 and $1,326,696 for the ten-month period ended September 30, 2002 and the year ended September 30, 2003, respectively.

Audit-Related Fees

     Aggregate fees billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not disclosed under “-Audit Fees” above were $652,271 and $1,193,253 for the ten-month period ended September 30, 2002 and the year ended September 30, 2003, respectively. These audit related services include primarily the statutory audits of audits of European and financial services entities, agreed-upon services related to acquisition and divestiture transactions, and review and assistance with the planning and training for implementation of a Sarbanes-Oxley compliance review project.

Tax Fees

     Aggregate fees billed by PwC for professional services rendered to the Company for tax compliance, tax advice and tax planning were $1,574,777 and $2,361,704 for the ten-month period ended September 30, 2002 and the year ended September 30, 2003, respectively.

All Other Fees

     Aggregate fees billed by PwC for all other products and services provided to the Company were $1,400 and $1,400 for the ten-month period ended September 30, 2002 and the year ended September 30, 2003, respectively. These fees were for a subscription to PwC’s online accounting research tool.

     The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.

COST OF SOLICITATION

     The entire cost of solicitation of proxies by the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, facsimile, telephone, electronic communication and telegram by directors, officers and employees of the Company. The Company expects to reimburse brokers or other persons for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

SHAREHOLDER PROPOSALS

     In order for shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be presented at the Company’s 2005 annual meeting of shareholders and included in the Company’s proxy statement and form of proxy relating to that meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal offices in Batesville, Indiana not later than September 2, 2004.

     In addition, the Company’s Amended and Restated Code of By-laws provides that for business to be brought before a shareholders’ meeting by a shareholder or for nominations to the Board of Directors to be made by a shareholder for consideration at a shareholders’ meeting, notice thereof must be received by the Secretary of the Company at the Company’s principal offices not later than 100 days prior to the anniversary of the immediately preceding annual meeting, or not later than November 4, 2004 for the 2005 annual meeting of shareholders. The notice must also provide certain information set forth in the Amended and Restated Code of By-laws.

INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates this proxy statement by reference, the Audit Committee’s Report and its Charter, the Compensation and Management Development Committee’s Report and the graph Comparison of Five Year Cumulative Total Return shall not be incorporated by reference into any such filings.

Patrick D. de Maynadier Secretary
December 31, 2003

Appendix A

HILLENBRAND INDUSTRIES, INC.
(the “Company")

CORPORATE GOVERNANCE STANDARDS
FOR
BOARD OF DIRECTORS

(As approved by Board of Directors on December 4, 2003)

The following corporate governance standards established by the Board of Directors provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its shareholders and other constituencies. The Company’s business is managed under the direction of the Board, but the conduct of the Company’s business has been delegated by the Board to the Company’s senior management team.

     1. The Board will consider all major decisions of the Company. However, the Board has established the following standing Committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting: Audit Committee, Nominating/Corporate Governance Committee, Compensation and Management Development Committee and Finance Committee. Each standing Committee has a specific charter that has been approved by the Board.

     2. By the Company’s 2004 Annual Meeting of Shareholders, and at all times thereafter, at least a majority of the directors of the Company shall be independent, as determined pursuant to numbered paragraph 3 below.

     3. The Board, after receiving a recommendation from the Nominating/Corporate Governance Committee, must determine annually, based on a consideration of all relevant facts and circumstances, whether each director is independent. A director does not qualify as independent unless the Board has affirmatively determined that the director has no material relationship with the Company1, (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In assessing the materiality of a director’s relationship with the Company and each director’s independence, the Board shall consider the issue of materiality not only from the standpoint of the director but also from that of the persons or organizations with which the director has an affiliation and shall consider whether the relationship represents a potential conflict of interest or otherwise interferes with the director’s exercise of his or her independent judgment from management and the Company. Material relationships can include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In assessing a director’s independence, the Board shall also consider the director’s ownership, or affiliation with the owner, of less than a controlling amount of voting securities of the Company. The basis for the Board’s determination that a relationship is not material shall be disclosed in the Company’s annual proxy statement.

     Further, the Board cannot conclude that a director is independent as follows:

     1 For purposes of this numbered paragraph 3, all references to the Company include the Company’s subsidiaries.

•	A director who is or was an employee, or whose immediate family member[2] is or was an executive officer, of the Company may not be considered independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

•	A director who receives or received, or whose immediate family member receives or received, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be considered independent until three years after he or she ceased to receive more than $100,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test.

•	A director who is or was affiliated with or employed by, or whose immediate family member is or was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company may not be considered independent until three years after the end of the affiliation or the employment or auditing relationship.

•	A director who is or was employed, or whose immediate family member is or was employed, as an executive officer of another company where any of the Company’s present executives serves or served on that company’s compensation committee may not be considered independent until three years after the end of such service or the employment relationship.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds or exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues, may not be considered independent until three years after falling below such threshold. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Board need not consider former employment of the director or immediate family member. Charitable organizations shall not be considered “companies” for purposes of this provision, but the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues. In addition, the Board must consider the materiality of any such charitable relationship in making its determination of independence.

•	A director who owns, or is affiliated with the owner, of a controlling amount of voting stock of the Company may not be considered independent.

     The disqualification of one director from being independent pursuant to these provisions shall not automatically disqualify any other director on the Board who is an immediate family member of such disqualified director but

     2 As used in these Corporate Governance Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the three-year lookback provisions described in this numbered paragraph 3, the Board need not consider individuals who are no longer immediate family members of the director as a result of legal separation or divorce, or those who have died or become incapacitated.

the disqualification of an immediate family member shall be one of the facts and circumstances considered by the Board in assessing such other director’s independence.

     Moreover, the Board discourages the following types of transactions with or on behalf of non-officer directors:

•	the making of substantial charitable contributions to any organization in which a director is affiliated;

•	the entering into of consulting contracts with (or providing other indirect forms of compensation to) directors; or

•	the entering into of other compensatory arrangements with directors that may raise questions about their independence.

     4. The Audit Committee, the Nominating/Corporate Governance Committee and the Compensation and Management Development Committee of the Board will consist entirely of independent directors.

     5. Each member of the Board will act in accordance with the criteria for selection and discharge the responsibilities set forth in the Position Specifications3 for a director of the Company.

     6. In addition to evaluations to be performed by the Compensation and Management Development Committee, the Board will evaluate the performance of the Company’s Chief Executive Officer and certain other senior management positions at least annually in meetings of independent directors that are not attended by the Chief Executive Officer. As a general rule, the Chief Executive Officer should not also hold the position of Chairman of the Board. However, if, with the Board’s approval, the Chief Executive Officer also holds the position of Chairman of the Board, the Board will elect a non-executive Vice Chairman (or a non-executive director who is the Lead Director). The Vice Chairman or Lead Director will preside at meetings to evaluate the performance of the Chief Executive Officer.

     7. Every year the Board will engage management in a discussion of the Company’s strategic direction and, based on that discussion, set the Company’s strategic direction and review and approve a three-year strategic framework and a one-year business plan.

     8. On an ongoing basis during each year, the Board will monitor the Company’s performance against its annual business plan and against the performance of its peers. In this connection, the Board will assess the impact of emerging political, regulatory and economic trends and developments on the Company. The Board will hold periodic meetings devoted primarily to the review of the Company’s strategic plan and business plan and its performance against them.

     9. The Nominating/Corporate Governance Committee will annually assess the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various Committees, including a review of the mix of skills, core competencies and qualifications (including independence under applicable standards) of members of the Board and its various committees, which should reflect expertise in one or more of the following areas: accounting and finance, healthcare, international business, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation. In order to make these assessments, the Nominating/Corporate Governance Committee shall solicit annually the opinions of each director regarding the foregoing matters. The Nominating/Corporate Governance Committee shall present its findings and recommendations to the Board of Directors for appropriate corrective action by the Board.

     3 See Position Specification for Member of Board of Directors of Hillenbrand Industries, Inc.

Ineffective directors shall be replaced as promptly as practicable and inefficient Committees of the Board shall be restructured or eliminated promptly.

     10. Directors are expected to own shares of common stock of the Company. The Board of Directors may from time to time adopt, revise or terminate director stock ownership guidelines. Specifically, any non employee director who from and after October 1, 2003 is awarded restricted shares of the Company’s common stock or restricted stock units (otherwise known as deferred stock awards) with respect to shares of the Company’s common stock shall be required to hold any vested shares of the Company’s common stock under such awards until at least the six month anniversary from the date such director ceases to be a director of the Company.

     Directors are encouraged to limit the number of directorships that they hold in public companies so that they can devote sufficient time to the discharge of their responsibilities to each public company for which they serve as a director, including the Company. The Nominating/Corporate Governance Committee shall make recommendations to the Board regarding the membership of the several Board committees and the chairs of such committees. The members of the several Board committees shall be elected by the Board, after consideration of the recommendation of the Nominating/Corporate Governance Committee, at the annual meeting of the Board to serve until the next annual meeting of the Board or until their successors shall be duly elected and qualified. Unless the Chair of any Committee is elected by the Board, after consideration of the recommendation of the Nominating/Corporate Governance Committee, the members of the Committee may designate a Chair by majority vote of the Committee membership. The several Committee Chairs will periodically report the Committee’s findings and conclusions to the Board. Upon termination of or significant change in a member of the Board’s principal employment, he or she shall notify the Chairman of the Board and tender his or her resignation from the Board, which may be rejected by the Board if the change in status is satisfactory and the Board believes that the director will continue to be a valuable contributor to the Board.

     11. Succession planning and management development will be reviewed annually by the Chief Executive Officer with the Board.

     12. All executive officers are expected to own shares of the Company’s common stock, in addition to options to purchase common stock. Specifically, all executives who are awarded restricted shares of the Company’s common stock or restricted stock units (otherwise known as deferred stock awards under the Company’s Stock Incentive Plan) with respect to shares of the Company’s common stock from and after December 2003 shall be required to hold shares of the Company’s common stock or equivalents described below at a level equal to at least 400% of their initial annual restricted stock or restricted stock unit grant (“Required Ownership Level”). Until, but not after, the Required Ownership Level is achieved, if annual grants subsequent to the first annual grant are less than the initial annual grant, then the Required Ownership Level will be adjusted downward based on the annual average grant amount. Shares owned outright, restricted stock units (whether vested or unvested) and restricted shares (whether vested or unvested) will count as share equivalents towards the Required Ownership Level. The Required Ownership Level must be achieved within five years from the date of the first annual restricted stock grant. Failure to maintain the Required Ownership Level will result in suspension of future restricted stock or restricted stock unit grants until the Required Ownership Level is achieved.

     13. Incentive compensation plans will link executive compensation directly and objectively to measured financial and non-financial goals set in advance by the Compensation and Management Development Committee.

     14. Shareholders of the Company will be given an opportunity to vote on the adoption and amendment of all equity-compensation plans. Brokers may not vote a customer’s shares on any equity compensation plan unless the broker has received that customer’s instructions to do so.

     15. Subject to limited exceptions permitted by law, the Company will not directly or indirectly grant loans to executive officers or directors of the Company that are not available to outsiders.

     16. Stock options will not be repriced, that is, the exercise price for options will not be lowered even if the current fair market value of the underlying shares is below their exercise price.

     17. Analyses and empirical data that are important to the directors’ understanding of the business to be conducted at a meeting of the Board or any Committee will be distributed, to the extent practicable, in writing to all members in advance of the meeting. Management will make every reasonable effort to assure that this material is both concise and in sufficient detail to provide a reasonable basis upon which directors may make an informed business decision. In many cases, significant items requiring Board or Committee approval may be reviewed in one or more meetings, with the intervening time being used for clarification and discussion of relevant issues. Outside directors shall be encouraged to provide input into the development of Board and Committee meeting agenda.

     18. Directors shall have complete access to the Company’s management. It is assumed that directors will exercise reasonable judgment to assure that contact of this sort is not distracting to the business operations of the Company and that any such contact, if in writing, will be copied to the Chief Executive Officer and the Chairman of the Board. Furthermore, the Board encourages the Chief Executive Officer to bring managers into Board meetings from time to time who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent potential members of future senior management that the Chief Executive Officer believes should be given exposure to the Board.

     19. The Nominating/Corporate Governance Committee shall assess, at least annually, the adequacy and suitability of the compensation package for members of the Company’s Board of Directors in relation to competitive market and sound corporate governance practices. The Chief Executive Officer or other members of the senior management team or other persons appointed by the Nominating/Corporate Governance Committee shall report to the Nominating/Corporate Governance Committee once a year regarding the adequacy and suitability of the Company’s Board compensation package in relation to other comparable U.S. companies. Changes in Board compensation, if any, should be suggested by the Nominating/Corporate Governance Committee and approved only after a full discussion among the members of the Board.

     20. While the Board, with the recommendation of the Nominating/Corporate Governance Committee, will review from time to time the compensatory arrangements with the Company’s non-officer, non-employee directors, the Board believes that the form and amount of the Company’s current compensatory arrangements with its non-officer, non-employee directors summarized below are both customary and appropriate:

•	Directors shall receive an annual retainer of $25,000 for their service as directors, together with a $3,500 fee for each Board meeting attended. The Chairman of the Board of Director’s annual retainer shall, however, be $150,000.

•	For any Board meeting lasting longer than one day, each Director who attends will receive $1,000 for each additional day.

•	Directors who attend a Board meeting or standing committee meeting by telephone will receive fifty percent (50%) of the usual meeting fee.

•	Each Director who is a member of the Nominating/Corporate Governance, Finance, Audit or Compensation and Management Development Committee receives a fee of $1,500 for each committee meeting attended.

•	The Chairmen of the Audit, Compensation and Management Development, Nominating/Corporate Governance and Finance Committees shall receive an additional $10,000, $8,000, $7,000 and $5,000 annual retainer, respectively.

•	Directors who attend meetings of committees of which they are not members shall receive no fees for their attendance.

•	For any meeting of an ad hoc committee or team of the Board that requires actual attendance, the Directors who attend shall each receive a meeting fee of $1,500, except when such meetings occur before, during or after a meeting of the Board or a standing committee of the Board that also is attended by such Directors.

•	Board and committee retainers shall be paid in quarterly installments and the meeting fees shall be paid following the meeting.

•	Each Director shall be reimbursed for expenses incurred as a result of attendance at Board or committee meetings.

•	Each Director shall be awarded on the first trading day following the close of each annual meeting of the Company’s shareholders 1,400 restricted stock units (otherwise known as deferred stock awards) under the Corporation’s Stock Incentive Plan in lieu of the stock option grant contemplated by Section 12 of the Corporation’s Stock Incentive Plan. Vesting for such restricted stock units will occur on the later to occur of one year and one day from the date of the grant or the six month anniversary of the date that a the applicable Director ceases to be a member of the Board of Directors of the Corporation. In the case of the Chairman of the Board of Directors, his or her annual grant of restricted stock units shall be 3,500.

     21. The Board is responsible for the enactment and approval of changes in the Company’s Code of Business Conduct and Ethics (“Policy Statement”). The Board’s Audit Committee has responsibility for the oversight of the implementation and administration of the Policy Statement, the review and assessment at least annually of the effectiveness of the Policy Statement and the recommendation to the Board of suggested changes in the Policy Statement.

     22. The Board will consider from time to time its optimum size and will increase or decrease from time to time, as appropriate, the number of its members.

     23. The Board is committed to the continuing orientation and training of new and incumbent directors at the Board and Committee levels.

     24. The non-management directors regularly shall conduct executive sessions without participation by any employees of the Company and shall designate and publicly disclose the name of a director who will preside at regularly scheduled meetings of the non-management directors.

     25. While the information needed for the Board’s decision making generally will be found within the Company, from time to time the Board may seek legal or other expert advise from sources independent of management. Generally such advice will be sought with the knowledge and concurrence of the Chief Executive Officer. Accordingly, the Board shall have the sole authority to engage, compensate, oversee and terminate external independent consultants, counsel and other advisors as it determines necessary to carry out its responsibilities. The Company shall provide appropriate funding (as determined by each committee) for payment of compensation to advisors engaged by the Board.

     26. Likewise, each committee of the Board shall have the sole authority to engage, compensate, oversee and terminate external independent consultants, counsel and other advisors as it determines necessary to carry out its duties, including the resolution of any disagreements between management and the auditor regarding financial reporting. The Company shall provide appropriate funding (as determined by each committee) for payment of compensation to advisors engaged by the committees.

     27. These Corporate Governance Standards have been developed and approved by the Board. The Board will review at least annually the practices incorporated into these Corporate Governance Standards by comparing them to the standards identified by leading governance authorities and the evolving needs of the Company and determine whether these Corporate Governance Standards should be updated. These Corporate Governance Standards shall be published in the Company’s Proxy Statement or Annual Report to shareholders.

Appendix B

HILLENBRAND INDUSTRIES, INC. (THE “COMPANY”)

AUDIT COMMITTEE CHARTER

(As approved by Board of Directors on May 15, 2003)

Mission Statement

The Audit Committee (“Committee”) shall assist the Board of Directors of the Company (“Board”) in fulfilling its oversight responsibilities regarding financial reports and financial controls of the Company. In discharging that role, the Committee shall review the Company’s financial reporting process, its system of internal controls regarding accounting, legal and regulatory compliance and ethics that management or the Board, as the case may be, have established and the internal and external audit processes of the Company. The Committee will endeavor to maintain effective working relationships with the Board, management, and the internal and external auditors. Each Committee member will maintain an understanding of the requirements of membership which are necessary to meet and fulfill Committee responsibilities.

Organization

The Board shall arrange that:

1.	The Committee shall be comprised of at least three members of the Board, each of whom must meet the independence criteria set forth in the Company’s Corporate Governance Standards for the Board of Directors at all times during his or her tenure on the Committee. No member of the Committee may, other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board,

(a)	accept, directly or indirectly[1], any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or

(b)	be an affiliated person[2] of the Company or any of its subsidiaries.

     1 Payments by the Company of the following sort will be deemed to constitute indirect acceptance of compensatory payments and accordingly will render a member of the Board ineligible for service on the Committee: (a) payments to an entity in which the member is a partner, member, officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any of its subsidiaries; and (b) payments to the member’s spouse, minor child or stepchild or adult child or stepchild sharing the member’s home.

     2 An “affiliated person” or “affiliate” of a specified person, means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. A person who is not an executive officer of the specified person and is not the beneficial owner, directly or indirectly, of

2.	All members of the Committee should possess, at a minimum, basic financial literacy, as such qualification is interpreted by the Board, or acquire such literacy within a reasonable period of time from joining the Committee. At the present time, the Board interprets “financial literacy” to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by the Company, as the case may be, in the normal course of its business. The Chair of the Committee shall be available, capable, qualified and competent in dealing with financial and related issues.

3.	At least one member of the Committee shall be an “audit committee financial expert” who shall have all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves;

•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience in actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of the audit committee function.

     An audit committee financial expert may have acquired these attributes through:

•	education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

•	other relevant experience.

more than 10% of any class of voting equity securities of a specified person will be deemed not to be in control of the specified person, and an executive officer, general partner or managing member of an affiliate, or a director who is also is an employee of an affiliate, shall be deemed also to be an affiliate.

     A Committee member who sits on the board of directors of both the Company and an affiliate of the Company is exempt from the “affiliated person” requirement if the Committee member, except for being a director on each such board of directors, otherwise meets the independence requirements described in clauses (a) and (b) for both the Company and the affiliate, including the receipt of only ordinary-course compensation for serving as a member of the board of directors, audit committee or any other board committee of the Company or the affiliate.

4.	No director shall be appointed to the Committee who is currently serving on the audit committees of two or more other public companies unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

5.	The members of the Committee shall be designated by the Board at the annual meeting of the Board to serve until the next annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is designated by the Board, the members of the Committee may designate a Chairman by majority vote of the Committee membership.

6.	Committee meetings shall be held not less than quarterly, usually in conjunction with the Company’s regular quarterly Board meetings. The Committee may choose to meet more frequently, if needed.

Roles and Responsibilities

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate under any particular set of circumstances.

Financial Reporting

The Committee shall:

1.	Review with management and the external auditors any financial statement issues and the results of the audit.

2.	Review management’s disposition of proposed significant audit adjustments as identified by the external auditors.

3.	Inquire into the fairness of the statements and disclosures by requesting explanations from management and from the internal and external auditors on whether:

•	Generally accepted accounting principles have been consistently applied.

•	There are any significant or unusual events or transactions.

•	The Company’s financial and operating controls are functioning effectively.

•	The Company’s financial statements contain adequate and appropriate disclosures.

4.	Review with the external auditors their views as to the quality of the Company’s accounting principles and financial reporting practices.

5.	Review and discuss with management and the external auditors the Company’s annual audited financial statements and recommend to the Board the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K.

6.	Prior to the Company’s filing of each Annual Report on Form 10-K and Quarterly Report on Form 10-Q, review and discuss with management and the external auditors the content of such filing, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and review any exceptions to the certifications required of the Chief Executive Officer and Chief Financial Officer in connection with such filings. The Committee shall also discuss with the external auditors the matters required to be brought to the Committee’s attention by Statement on Auditing Standards No. 61, as well as other matters that should be communicated to the Committee by the external auditors.

7.	Discuss with management, prior to their dissemination, earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, provided that, if it is not otherwise practicable for the entire Committee to review revisions to earnings guidance, such review may be performed by the Chairman of the Committee.

Internal Control

The Committee shall:

1.	Review with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk.

2.	Require that the internal and external auditors and management keep the Committee informed about any significant fraud, illegal acts, or deficiencies in internal control, and similar significant matters.

3.	Create an opportunity that significant findings and recommendations made by the internal and external auditors can be received and discussed on a timely basis.

4.	Gain an understanding of whether internal control recommendations made by internal and external auditors have been implemented by management.

5.	Inquire as to the extent to which internal and external auditors review computer systems and applications and the security of such systems and applications.

Internal Audit

1.	The Committee shall review as often as it deems necessary but at least annually:

•	The annual audit plan, activities and organizational structure of the internal audit function.

•	The qualifications of the internal audit function and, when necessary, participate in the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit.

•	The effectiveness of the internal audit function.

2.	The Committee shall also review periodically as it deems appropriate the reports prepared by the internal audit staff and management’s responses to such reports.

External Audit

1.	The Committee shall review:

•	The external auditors’ proposed audit scope and approach.

•	The performance of the external auditors.

2.	The Committee shall have the direct responsibility for and the sole authority to engage, compensate, oversee, retain and terminate the Company’s external auditors (subject, where applicable, to shareholder ratification), including the resolution of any disagreements between management and the Company’s external auditors regarding financial reporting. The Company shall provide appropriate funding (as determined by the Committee) for payment of compensation to the Company’s external auditors.

3.	The Committee must approve in advance any non-audit services performed by the Company’s external auditors, including tax services. Notwithstanding the foregoing, the Company’s external auditors may not provide the following services to the Company: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, or investment adviser or investment banking services; legal services and expert services unrelated to the audit; and any other service that the applicable federal oversight regulatory authority determines, by regulation, is impermissible. Any non-audit service approved by the Committee and performed by the Company’s external auditors must be disclosed to investors in the Company’s reports on Form 10-K and/or proxy statements for its annual meetings of shareholders.

4.	The lead (or coordinating) audit partner and the audit review partner associated with the Company’s external auditors must be changed at least every five years.

5.	The Committee cannot engage external auditors to perform audit services for the Company if the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any person in an equivalent position was employed by such external auditors within one year preceding the initiation of the audit.

6.	The Committee may not engage external auditors to perform audit services for the Company if the external auditors are otherwise not independent with respect to the Company in accordance with Rule 2-01 of Securities and Exchange Commission Regulation S-X (or any successor rule), any independence standards adopted by the Public Company Accounting Oversight Board and any other applicable standards.

7.	The Committee shall, at least annually, use its best efforts to obtain and review a report from the external auditors addressing: (a) the auditors internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors and any steps taken to deal with such issues; and (c) the independence of the external auditors, including a discussion of any relationships or services that may impact their objectivity and independence.

Other Responsibilities

The Committee shall:

1.	Meet at least quarterly, with the external auditors, Director of Internal Audit, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

2.	Update the Board about Committee activities and make appropriate recommendations, as often as the Board deems appropriate.

3.	Annually review and assess the continuing adequacy of this Charter and the performance of this Committee and its members and, if appropriate, recommend changes for the approval of the Board.

4.	Prepare a report to shareholders to be included in the Company’s proxy statements as required by the Securities and Exchange Commission.

5.	Perform any other activities consistent with this Charter, the Company’s Code of By-laws and governing law, as the Committee or the Board deems necessary, appropriate or desirable.

6.	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors without the necessity for prior authorization by the Board.

7.	Establish policies for the hiring by the Company of present or former employees of the Company’s external auditors.

Ethical, Legal and Regulatory Compliance

The Committee shall:

1.	Review and assess at least annually the Company’s Code of Business Conduct and Ethics (the “Policy Statement”), recommend changes in the Policy Statement as conditions warrant and confirm that management has established a system to monitor compliance with the Policy Statement by officers and relevant employees of the Company.

2.	Review management’s monitoring of the Company’s compliance with the Policy Statement, and confirm that management has a review system in place to maximize the likelihood that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy applicable legal requirements.

3.	Review, with the Company’s counsel, legal and regulatory compliance matters including corporate securities trading policies.

4.	Review, with the Company’s counsel, any legal or regulatory matter that could have a significant impact on the Company’s financial statements.

5.	The Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Operations

The Committee shall conduct its operations in accordance with the procedures set forth in Article 4 of the Company’s Code of By-Laws applicable to the operations of the Board, except to the extent that such procedures are modified on superseded by the terms of this Charter. The Committee shall have the authority to adopt such additional procedures for the conduct of its business as are not inconsistent with those referred to in the preceding sentence. Except as otherwise expressly provided herein, the Committee shall have no authority to delegate its responsibilities to any subcommittee.

General Limitations

The Committee’s responsibility is oversight, and it and the Board recognize that the Company’s management is responsible for preparing the Company’s financial statements. Additionally, the Committee recognizes that financial management, the internal audit staff, and the external auditors, have more knowledge and more detailed information about the Company than do the members of the Committee. Consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification of the financial statements prepared by management or the audit work performed by the internal or external auditors.

The Board recognizes that the members of the Committee will discharge the foregoing oversight responsibilities by evaluating (a) reports given to them, (b) presentations made to the them and (c) other significant financial reporting decisions which are reported to them by management, internal auditors and external auditors. Within the bounds of sound business judgment and assessment, and to the extent permitted by the Indiana Business Corporation Law, each member of the Committee shall be entitled to rely on the integrity of the individuals and organizations from whom they receive such information. In discharging his or her duties as a member of the Committee, each member is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, that is prepared and presented by either (i) one or more officers or employees of the Company who the member reasonably believes to be reliable and competent in the matters presented or (ii) legal counsel, external independent auditors or other persons as to the matters the member reasonably believes are within the person’s professional or expert competence. The Committee may also retain independent counsel, accountants or others, as it deems appropriate. Furthermore, in fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not hold themselves out to be, accountants or auditors by profession or experts in the fields of accounting or auditing.

HILLENBRAND INDUSTRIES

MR A SAMPLE
DESIGNATION (IF ANY)
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[BAR CODE]

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000000000.000 ext
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Holder Account Number

C 1234567890 J N T

[BAR CODE]

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1.	The Board of Directors recommends a vote FOR the listed nominees, to serve three-year terms as directors.

	For	Withhold		For	Withhold		For	Withhold
01 Ray J. Hillenbrand	☐	☐	02 Anne Griswold Peirce	☐	☐	03 Peter H. Soderberg	☐	☐

2.	The Board of Directors recommends a vote FOR the listed nominee, to serve a one-year term as director.

	For	Withhold
04 Joanne C. Smith	☐	☐

B Issues

The Board of Directors recommends a vote FOR the following proposal.

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.	For ☐	Against ☐	Abstain ☐

4.	In their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

C   Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please mark, sign, date and return this proxy promptly in the enclosed envelope. When signing as attorney, executor, administrator, trustee, partner, officer or guardian, please give your full title. If shares are held jointly, all holders must sign the proxy. No postage is required if mailed in the United States.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
/ /

1 U P X   H H H   P P P P   002814

Proxy — HILLENBRAND INDUSTRIES, INC.

Proxy for Annual Meeting Of Shareholders To Be Held February 12, 2004

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Ray J. Hillenbrand and Frederick W. Rockwood, or either of them, with full power of substitution, as proxies to vote all the shares of the undersigned of Hillenbrand Industries, Inc. (the “Company”) at the offices of Batesville Casket Company, Inc., One Batesville Boulevard, Batesville, Indiana 47006-7798, on February 12, 2004 at 10:00 a.m., local time, and at any adjournments of the meeting, on the following matters:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR ITEMS 1, 2 AND 3. IF ANY DIRECTOR NOMINEE SHOULD BE UNABLE TO SERVE, THE SHARES WILL BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS COMES BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS.

This proxy may be revoked at any time before it is exercised.

Internet and Telephone Voting Instructions

You can vote by telephone or Internet! Available 24 Hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

[PHONE]	To vote using the Telephone (within U.S. and Canada)

•	Call toll free 1-866-222-5651 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Enter the Holder Account Number (excluding the letter “C”) and Proxy Access Number located below.

•	Follow the simple recorded instructions.

Option 1:	To vote as the Board of Directors recommends on ALL proposals: Press 1.

When asked, please confirm your vote by pressing 1.

Option 2:	If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

[MAILBOX]	To vote by Mail

•	Mark, sign and date the proxy card.

•	Return the proxy card in the postage-paid envelope provided.

[MOUSE]	To vote using the Internet

•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Enter the information requested on your computer screen and follow the simple instructions.

HOLDER ACCOUNT NUMBER C0123456789	PROXY ACCESS NUMBER 12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m. Central Time, on February 12, 2004.
THANK YOU FOR VOTING